UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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AIMMUNE THERAPEUTICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AIMMUNE THERAPEUTICS, INC.

8000 Marina Blvd., Suite 300

Brisbane, California 94005

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 23, 2019

To the Stockholders of Aimmune Therapeutics, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Aimmune Therapeutics, Inc., a Delaware corporation (the “Company”), will be held on May 23, 2019, at 9:00 a.m. local time, at 8000 Marina Blvd., Suite 300, Brisbane, California 94005 for the following purposes:

1.	To elect three directors to hold office until the 2022 annual meeting of stockholders or until their successors are elected;
2.

To ratify the selection, by the Audit Committee of the Company’s Board of Directors, of KPMG LLP, as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2019;

3.

To approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders. Only stockholders who owned common stock of the Company at the close of business on March 29, 2019 (the “Record Date”) can vote at this meeting or any adjournments that take place.

The Board of Directors recommends that you vote as follows on the matters to be presented to stockholders at the Annual Meeting:

1.	FOR the election of the director nominees named in Proposal No. 1 of the Proxy Statement;
2.	FOR the ratification of the appointment of KPMG LLP, as the independent registered public accounting firm, as described in Proposal No. 2 of the Proxy Statement; and
3.	FOR the advisory vote to approve the compensation of the Company’s named executive officers, as described in Proposal No. 3 of the Proxy Statement.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, WE ENCOURAGE YOU TO READ THE ACCOMPANYING PROXY STATEMENT AND OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2018, AND SUBMIT YOUR PROXY AS SOON AS POSSIBLE USING ONE OF THE THREE CONVENIENT VOTING METHODS DESCRIBED IN THE “INFORMATION ABOUT THE PROXY PROCESS AND VOTING” SECTION IN THE PROXY STATEMENT. IF YOU RECEIVE MORE THAN ONE SET OF PROXY MATERIALS OR NOTICE OF INTERNET AVAILABILITY BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY SHOULD BE SIGNED AND SUBMITTED TO ENSURE THAT ALL OF YOUR SHARES WILL BE VOTED.

By Order of the Board of Directors

//s/ Jayson Dallas STEPHEN G
Jayson D.A. Dallas, M.D.
President and Chief Executive Officer

Brisbane, California

April 10, 2019

AIMMUNE THERAPEUTICS, INC.

8000 Marina Blvd., Suite 300

Brisbane, California 94005

PROXY STATEMENT

FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

MAY 23, 2019

We have sent you this Proxy Statement and the enclosed Proxy Card because the Board of Directors (the “Board”) of Aimmune Therapeutics, Inc. (referred to herein as the “Company”, “Aimmune”, “we”, “us” or “our”) is soliciting your proxy to vote at our 2019 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, May 23, 2019, at 9:00 a.m. local time, at 8000 Marina Blvd., Suite 300, Brisbane, California 94005.

•	This Proxy Statement summarizes information about the proposals to be considered at the Annual Meeting and other information you may find useful in determining how to vote.
•	The Proxy Card is the means by which you actually authorize another person to vote your shares in accordance with your instructions.

In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, e-mail and personal interviews. We may retain outside consultants to solicit proxies on our behalf as well. All costs of solicitation of proxies will be borne by us. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

Pursuant to the rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our Annual Meeting materials, which include this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2018 (the “Form 10-K”), over the internet in lieu of mailing printed copies. We will begin mailing the Notice of Internet Availability to our stockholders of record as of March 29, 2019 (the “Record Date”) for the first time on or about April 10, 2019. The Notice of Internet Availability will contain instructions on how to access and review the Annual Meeting materials and will also contain instructions on how to request a printed copy of the Annual Meeting materials. In addition, we have provided brokers, dealers, banks, voting trustees and their nominees, at our expense, with additional copies of our proxy materials and the Form 10-K so that our record holders can supply these materials to the beneficial owners of shares of our common stock as of the Record Date. The Form 10-K is also available in the “Financial Information” section of our website at http://ir.aimmune.com.

The only outstanding voting securities of Aimmune are shares of common stock, $0.0001 par value per share (the “common stock”), of which there were 62,469,685 shares outstanding as of the Record Date (excluding any treasury shares). The holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote, present in person or represented by proxy, are required to hold the Annual Meeting.

INFORMATION ABOUT THE PROXY PROCESS AND VOTING

Why am I receiving these materials?

We have made this Proxy Statement and Proxy Card available to you on the internet or, upon your request, have delivered printed proxy materials to you, because the Board is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the Proxy Card, or follow the instructions below to submit your proxy over the telephone or on the internet.

This Proxy Statement, the Notice of Internet Availability, the Notice of Annual Meeting and accompanying Proxy Card will be first made available for access by our stockholders on or about April 10, 2019 to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 62,469,685 shares of common stock issued and outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on the Record Date, your shares were registered directly in your name with the transfer agent for our common stock, EQ Shareowner Services, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we encourage you to fill out and return the Proxy Card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If, on the Record Date, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid Proxy Card from your broker or other agent.

What am I being asked to vote on?

You are being asked to vote on three proposals:

•	Proposal 1—the election of three Class I directors to hold office until our 2022 annual meeting of stockholders;
•	Proposal 2—the ratification of the selection, by the Audit Committee of our Board, of KPMG LLP, as our independent registered public accounting firm for the year ending December 31, 2019; and
•	Proposal 3—a non-binding, advisory vote on the compensation of our named executive officers.

In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting.

How do I vote?

•	For Proposal 1, you may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify.
•	For Proposal 2, you may either vote “For” or “Against” or abstain from voting.
•	For Proposal 3, you may either vote “For” or “Against” or abstain from voting.

Please note that by casting your vote by proxy you are authorizing the individuals listed on the Proxy Card to vote your shares in accordance with your instructions and in their discretion with respect to any other matter that properly comes before the Annual Meeting or any adjournments or postponements thereof.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting. Alternatively, you may vote by proxy by using the accompanying Proxy Card, over the internet or by telephone. Whether or not you plan to attend the Annual Meeting, we encourage you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the Annual Meeting, you may still attend the Annual Meeting and vote in person. In such case, your previously submitted proxy will be disregarded.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.
•

To vote using the Proxy Card, simply complete, sign and date the accompanying Proxy Card and return it promptly in the envelope provided. If you return your signed Proxy Card to us before the Annual Meeting, we will vote your shares in accordance with the Proxy Card.

•	To vote by proxy over the internet, follow the instructions provided on the Notice of Internet Availability.
•	To vote by telephone, you may vote by proxy by calling the toll-free number found on the Notice of Internet Availability.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

Who counts the votes?

Broadridge Financial Solutions, Inc. (“Broadridge”) has been engaged as our independent agent to tabulate stockholder votes, or Inspector of Election. If you are a stockholder of record, your executed Proxy Card is returned directly to Broadridge for tabulation. As noted above, if you hold your shares through a broker, your broker returns one Proxy Card to Broadridge on behalf of all its clients.

How are votes counted?

Votes will be counted by the Inspector of Election appointed for the Annual Meeting.  The Inspector of Election will separately count “For” votes for all proposals, and, with respect to Proposals 2 and 3, “Against” votes, abstentions and broker non-votes. In addition, with respect to Proposal 1, the election of directors, the Inspector of Election will count the number of “Withheld” votes and broker non-votes received. If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “routine” items, but not with respect to “non-routine” items. See below for more information regarding: “What are “broker non-votes”?” and “Which ballot measures are considered “routine” or “non-routine”?”

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. In the event that a broker, bank, custodian, nominee or other record holder of common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals.

Which ballot measures are considered “routine” or “non-routine?”

The ratification of the appointment of KPMG LLP, as our independent registered public accounting firm for the year ending December 31, 2019 (Proposal 2) is considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal 2. The election of directors (Proposal 1) and the non-binding advisory vote on the compensation of our named executive officers (Proposal 3) are considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposals 1 and 3.

How many votes are needed to approve the proposal?

With respect to Proposal 1, the election of directors, the three nominees receiving the highest number of “For” votes will be elected.

With respect to Proposal 2, the affirmative vote of the majority of votes cast (excluding abstentions and broker non-votes) is required for approval. This is a routine proposal and therefore we do not expect any broker non-votes.

With respect to Proposal 3, the affirmative vote of the majority of votes cast (excluding abstentions and broker non-votes) is required for approval. While the vote on this resolution is advisory and not binding on us, our Compensation Committee and our Board will consider the outcome of the vote on this resolution when considering future executive compensation decisions.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the Record Date.

What if I return a Proxy Card but do not make specific choices?

If we receive a signed and dated Proxy Card and the Proxy Card does not specify how your shares are to be voted, your shares will be voted as follows:

•	“For” the election of each of the three nominees for director;
•	“For” the ratification of the appointment of KPMG LLP, as our independent registered public accounting firm for the fiscal year ending December 31, 2019; and
•	“For” the non-binding, advisory vote regarding the compensation of our named executive officers.

If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your Proxy Card) will vote your shares in his or her discretion.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of materials?

If you receive more than one set of materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must either sign and return all of the Proxy Cards or follow the instructions for any alternative voting procedure on each of the Proxy Cards.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy with a later date.
•	You may send a written notice that you are revoking your proxy to our Corporate Secretary at 8000 Marina Blvd., Suite 300, Brisbane, California 94005.
•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

When are stockholder proposals due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 13, 2019, to our Corporate Secretary at 8000 Marina Blvd., Suite 300, Brisbane, California 94005; provided that if the date of the annual meeting is more than 30 days from May 23, 2019, the deadline is a reasonable time before we begin to print and send our proxy materials for next year’s annual meeting. Pursuant to the bylaws, in order for a stockholder to present a proposal for next year’s annual meeting, other than proposals to be included in the proxy statement as described above, or to nominate a director, you must do so between January 24, 2020 and February 21, 2020; provided that if the date of that annual meeting is more than 30 days before or more than 60 days after May 23, 2019, you must give notice not later than the 90th day prior to the annual meeting date or, if later, the 10th day following the day on which public disclosure of the annual meeting date is first made. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote are present in person or represented by proxy at the Annual Meeting. On the Record Date, there were 62,469,685 shares outstanding and entitled to vote. Accordingly, 31,234,843 shares must be represented by stockholders present at the Annual Meeting or by proxy to have a quorum.

Your shares will be counted toward the quorum only if you submit a valid proxy or vote at the Annual Meeting. Abstentions and broker non-votes will be counted toward the quorum requirement. If there is no quorum, either the chair of the Annual Meeting or a majority in voting power of the stockholders entitled to vote at the Annual Meeting, present in person or represented by proxy, may adjourn the Annual Meeting to another time or place.

How can I find out the results of the voting at the Annual Meeting?

Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

Directions to Annual Meeting

Directions to our Annual Meeting, to be held at 8000 Marina Blvd., Suite 300, Brisbane, California 94005 are available at: http://ir.aimmune.com/.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a staggered, three-year term. Unless the Board determines that vacancies (including vacancies created by increases in the number of directors) shall be filled by the stockholders, and except as otherwise provided by law, vacancies on the Board may be filled only by the affirmative vote of a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.

The Board currently consists of eight seated directors, divided into the three following classes:

•	Class I directors: Jayson D.A. Dallas, M.D., Mark T. Iwicki and Gregory Behar, whose current terms will expire at the Annual Meeting;
•	Class II directors: Brett K. Haumann, M.D., Mark D. McDade and Stacey D. Seltzer, whose current terms will expire at the annual meeting of stockholders to be held in 2020; and
•	Class III directors: Patrick G. Enright and Kathryn E. Falberg, whose current terms will expire at the annual meeting of stockholders to be held in 2021.

At each annual meeting of stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third subsequent annual meeting of stockholders.

Dr. Dallas and Messrs. Iwicki and Behar have been nominated to serve as Class I directors and have each elected to stand for reelection. Each director to be elected will hold office from the date of their election by the stockholders until the third subsequent annual meeting of stockholders or until his successor is elected and has been qualified, or until such director’s earlier death, resignation or removal.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes cast at the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH NAMED NOMINEE.

The following table sets forth, for the Class I nominees (who are currently standing for re-election) and for our other current directors who will continue in office after the Annual Meeting, information with respect to their ages as of April 1, 2019 and position/office held within the Company:

Name	Age	Position/Office Held With the Company	Director Since
Class I Directors whose terms expire at the Annual Meeting of Stockholders
Jayson D.A. Dallas, M.D.	51	President, Chief Executive Officer and Director	2018
Mark T. Iwicki(2) (3)	52	Director	2015
Gregory Behar	49	Director	2016
Class II Directors whose terms expire at the 2020 Annual Meeting of Stockholders
Brett K. Haumann, M.D.(4)	49	Director	2018
Mark D. McDade(1)(3)	63	Chair of the Board	2015
Stacey D. Seltzer(1)(4)	42	Director	2015
Class III Directors whose terms expire at the 2021 Annual Meeting of Stockholders
Patrick G. Enright(2)(3)	57	Director	2013
Kathryn E. Falberg(1)(2)	58	Director	2015

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Corporate Governance Committee.

(4)        Member of the Research and Development Committee.

Set forth below is biographical information for the nominees and each person whose term of office as a director will continue after the Annual Meeting. The following includes certain information regarding our directors’ individual experience, qualifications, attributes and skills that led the Board to conclude that they should serve as directors.

Nominees for Election to a Three-Year Term Expiring at the 2022 Annual Meeting of Stockholders

    Jayson D.A. Dallas, M.D. has served as our President and Chief Executive Officer and as a member of our Board since June 2018. Dr. Dallas joined Aimmune from Ultragenyx Pharmaceutical Inc., a public biopharmaceutical company, where he had served as Executive Vice President since January 2016 and Chief Commercial Officer since August 2015. Between August 2015 and January 2016, he also served as Senior Vice President of Ultragenyx. Prior to Ultragenyx, Dr. Dallas served as General Manager of Roche Holding (UK) Limited, a public healthcare company, in the United Kingdom from July 2012 to July 2015. Prior to that, he held two different positions at Genentech, Inc., a public pharmaceutical company, as Head of Global Oncology Launch Excellence and Biosimilar Strategy and Head of Global Product Strategy for Immunology and Ophthalmology from May 2010 to June 2012. Prior to joining Genentech, Dr. Dallas worked at Novartis AG and Pharmacia Corporation in the United States and, prior to that, at Roche in Switzerland. Dr. Dallas has also served as a board member of Arena Pharmaceuticals Inc., a public biopharmaceutical company, since February 2017. Dr. Dallas holds an M.D. from the University of the Witwatersrand, Johannesburg, South Africa and an M.B.A. from Ashridge Business School in the United Kingdom. We believe that Dr. Dallas is qualified to serve on our Board due to his executive management and operational experience in the life science industry.

Mark T. Iwicki has served as a member of our Board since May 2015. Mr. Iwicki currently serves as the Chairman and Chief Executive Officer of Kala Pharmaceuticals, Inc., a biopharmaceutical company, which he joined in April 2015. Mr. Iwicki also currently serves as the Chairman of the board of directors and a member of the compensation committee of Pulmatrix, Inc., a biopharmaceutical company, a member of the board of directors and member of the compensation committee of Merus B.V., a biopharmaceutical company, and a member of the board of directors of Akero Therapeutics, Oxeia Biopharmaceuticals, and Nimbus Therapeutics LLC, biotechnology companies. Previously, Mr. Iwicki served as President and Chief Executive Officer and a member of the board of directors of Civitas Therapeutics, Inc., a biopharmaceutical company, from January 2014 until its acquisition by Acorda Therapeutics, Inc., a biotechnology company, in September 2014. From December 2012 to January 2014, Mr. Iwicki served as President and Chief Executive Officer and director at Blend Therapeutics, Inc., a biopharmaceutical company. From 2007 to June 2012, Mr. Iwicki served in several roles, including Chief Commercial Officer, President and Chief Operating Officer and Director and Chief Executive Officer at Sunovion Pharmaceuticals, Inc., formerly Sepracor, Inc., a pharmaceutical company. From 1998 to 2007, Mr. Iwicki held executive positions, including Vice President and Business Unit Head, at Novartis Pharmaceuticals Corporation, a pharmaceuticals company. Mr. Iwicki has also held management positions at Astra Merck Inc. and Merck & Co., Inc., pharmaceutical companies. Mr. Iwicki received a B.A. in Business Administration from Ball State University and an M.B.A. from Loyola University. We believe that Mr. Iwicki is qualified to serve on our Board due to his executive management and operational experience in the life science industry.

Gregory Behar joined our board of directors in November 2016 in connection with the equity investment in Aimmune by Nestle Health Science US Holdings, Inc. Mr. Behar currently serves as President and Chief Executive Officer of Nestlé Health Science S.A., a wholly-owned subsidiary of Nestlé S.A. (“Nestlé”), a nutrition, health and wellness company, which he joined in July 2014. Previously, Mr. Behar was President and Chief Executive Officer of Boehringer Ingelheim Pharmaceuticals Inc. (USA), a pharmaceutical company, from 2011 to June 2014 and Corporate Vice President Region NECAR (North European Union, Canada and Australasia) for Boehringer Ingelheim GmbH, a pharmaceutical company, from 2010 to 2011. He also spent seven years in marketing and sales leadership in various roles at Novartis AG, a healthcare company, following earlier work at Nestlé. Mr. Behar also serves on the boards of Seres Therapeutics, Inc., a microbiome therapeutics platform company, Accera, Inc., a clinical development company, Axcella Health, Inc., an amino acids therapeutics company, and Nestlé Health Science S.A. Mr. Behar is Chairman of the Board of Nutrition Science Partners and a member of the Steering Committee of Nestlé Institute of Health Sciences. Mr. Behar received a B.S. in Mechanical Engineering from the University of California, Los Angeles, an M.S. in Mechanical Engineering from EPFL in Switzerland and an M.B.A. from INSEAD in France. We believe that Mr. Behar is qualified to serve on our Board due to his extensive global management and leadership experience in the life science industry.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE ABOVE-NAMED NOMINEES

Directors Continuing in Office Until the 2020 Annual Meeting of Stockholders

Brett K. Haumann, M.D. has served as a member of our Board since October 2018. Dr. Haumann is Chief Medical Officer and Senior Vice President, Clinical Development, and a member of the board of directors of Theravance Biopharma, Inc., which he joined in June 2014 in connection with Theravance Biopharma’s spin-off from Theravance Inc., after joining Theravance Inc.as Vice President, Clinical Development, in October 2013.  He became Vice President, Clinical Development and Operations of Theravance Inc.in March 2014 and became Senior Vice President, Clinical Development at Theravance Biopharma in December 2014. Dr. Haumann served as Chief Medical Officer at, and on the board of directors of Circassia Limited, a UK-based allergy biopharmaceutical company, from September 2012 to June 2013 and on the board of directors of Reacta Biotech Limited, a UK-based peanut allergy diagnostic company, from June 2014 to November 2016. Dr. Haumann held senior positions at GlaxoSmithKline from 2001 to 2012, including Medicines Development Leader and Vice President Clinical Development until August 2012. Dr. Haumann has more than 20 years of experience in the discovery and development of pulmonary and allergy medicines. Dr. Haumann completed his M.D. at the University of Witwatersrand Medical School, South Africa and holds an M.B.A. from Open University, United Kingdom. We believe that Dr. Haumann is qualified to serve on our Board due to his executive management and leadership experience in the life science industry, as well as his experience as a director of public companies

Mark D. McDade has served as the Chair of our Board since May 2015. Since January 2017, Mr. McDade has served as Managing Partner of the Qiming US Healthcare Fund, a venture capital firm. He previously served as Executive Vice President and Chief Operating Officer of UCB S.A., a Belgian biopharmaceutical company, from 2009 until his retirement from UCB S.A. in October 2016, after serving as Executive Vice President, Corporate Development since 2008. From 2002 to 2007, Mr. McDade served as Chief Executive Officer and as a member of the board of directors of PDL BioPharma, Inc., a biotechnology company. From 2000 to 2002, Mr. McDade was Chief Executive Officer of Signature BioScience, Inc., a drug discovery company. From 1994 to 2000, Mr. McDade served as Chief Operating Officer and as a director of Corixa Corporation, a biopharmaceutical company he co-founded. At Corixa, Mr. McDade also served as President from 1998 to 2000. He serves on the board of directors of Dermira, Inc., biopharmaceutical company and has since August 2014. Mr. McDade also served on the board of directors of Five Prime Therapeutics, Inc., a biotechnology company, from 2006 to November 2018. Mr. McDade served as a member of the board of directors and as a member of the audit and conflicts committees for Phillips Edison Grocery Center REIT II, Inc., a non-traded real estate investment company, until November 2018 and has served as an Independent Director at Phillips Edison Grocery Center REIT III, Inc. since November 2018. Additionally, Mr. McDade is on the board of several privately-held companies. Mr. McDade received a B.A. in History from Dartmouth College and an M.B.A. from Harvard Business School. We believe that Mr. McDade is qualified to serve on our Board due to his executive management and leadership experience in the life science industry, as well as his extensive experience as a director of public companies.

Stacey D. Seltzer has served as a member of our Board since January 2015. Ms. Seltzer is currently a partner at Aisling Capital, where she previously served as principal since joining in September 2008. From 2004 to 2008, Ms. Seltzer held various positions at Schering-Plough Corporation, a pharmaceutical company, including U.S. Schering-Plough Brand Lead for Zetia, Associate Director, U.S. Marketing, Senior Manager, Global Licensing and Management Associate. From 2001 to 2002, Ms. Seltzer served as Director of Business Development for Akceli, Inc., a biotechnology company. Ms. Seltzer has served on the board of directors of Promentis Pharmaceuticals, Inc., a biopharmaceutical company, since November 2016. Ms. Seltzer is currently a board observer for Prolacta Bioscience Inc., a biopharmaceutical company. She previously served on the board of directors of Miramar Labs, Inc., and as a board observer for Agile Therapeutics, Inc., a pharmaceutical company, Durata Therapeutics, Inc., a pharmaceutical company, and Zeltiq Aesthetics, Inc. a medical equipment supplier. Ms. Seltzer received a B.S. and M.S. in Molecular Biophysics and Biochemistry from Yale University and an M.B.A. from the Wharton School at the University of Pennsylvania. We believe that Ms. Seltzer is qualified to serve on our Board due to her investment and management experience in the life science industry.

Directors Continuing in Office Until the 2021 Annual Meeting of Stockholders

Patrick G. Enright has served as a member of our Board since April 2013. Mr. Enright is a founder of Longitude Capital, a venture capital firm focused on investments in pharmaceutical and medical technology companies and has served as its Managing Director since 2006. From 2002 through 2006, Mr. Enright was a Managing Director of Pequot Ventures, a venture capital investment firm, where he co-led the life sciences investment practice. He currently serves on the board of directors and as a member of the audit and compensation committees of Jazz Pharmaceuticals plc and on the board of directors and as member of the audit committee of Aptinyx Inc., both public pharmaceutical companies. Mr. Enright previously served on the board of directors and as a member of the audit committee of Corcept Therapeutics Incorporated, a pharmaceutical company, and as a member of the board of directors and as chair of the audit committee of Esperion Therapeutics, Inc., a pharmaceutical company. Mr. Enright is also on the board of several privately-held companies. Mr. Enright received a B.S. in Biological Sciences from Stanford University and an M.B.A. from the Wharton School at the University of Pennsylvania. We believe that Mr. Enright is qualified to serve on our Board due to his experience serving on the board of directors of clinical-stage biotechnology companies and his investment experience in the life science industry.

Kathryn E. Falberg has served as a member of our Board since May 2015. She previously served as Executive Vice President and Chief Financial Officer of Jazz Pharmaceuticals plc, a biopharmaceutical company, from March 2012 to March 2014, after serving as Senior Vice President and Chief Financial Officer since December 2009. From 2001 to 2009, Ms. Falberg worked with several smaller companies while serving as a corporate director and audit committee chair for several companies. From 1995 to 2001, Ms. Falberg was with Amgen Inc., a biotechnology company, where she served as Senior Vice President, Finance and Strategy and Chief Financial Officer, and prior to that as Vice President, Chief Accounting Officer and Vice President, Treasurer. Ms. Falberg also serves as a member of the board of directors for biopharmaceutical companies UroGen Pharma Ltd., Tricida Inc. and Arcus Biosciences Inc., and as a member of the board of directors of Trade Desk Inc., a public technology company. She previously served on the board of directors of biotechnology companies Axovant Sciences Ltd., BioMarin Pharmaceutical, Inc., aTyr Pharma, Inc., Medivation, Inc., and Halozyme Therapeutics, Inc. Ms. Falberg received a B.A. in Economics and M.B.A. from the University of California, Los Angeles and is a certified public accountant (inactive). We believe that Ms. Falberg is qualified to serve on our Board due to her extensive background in financial and accounting matters for public companies and her leadership experience in the biotechnology industry.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has engaged KPMG LLP (“KPMG”), as our independent registered public accounting firm for the year ending December 31, 2019 and is seeking ratification of such selection by our stockholders at the Annual Meeting. KPMG has audited our financial statements for each of our fiscal years since the fiscal year ended December 31, 2013. Representatives of KPMG are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of KPMG to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain KPMG. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

Principal Accountant Fees and Services

The following table provides information regarding the fees incurred to KPMG during the years ended December 31, 2018 and 2017. The Audit Committee approved all of the fees described below.

	Year Ended December 31,
	2018	2017
	(In thousands)
Audit Fees(1)	$726	$627
Tax Fees	—	—
Audit-Related Fees(2)	92	—
All Other Fees	—	—
Total Fees	$818	$627

(1)

Audit fees of KPMG for the years ending December 31, 2018 and 2017 were for professional services rendered for the audits of our financial statements, including accounting consultation, reviews of quarterly financial statements and professional services rendered in connection with our registration statements and fees for 2017 include services associated with our automatic shelf registration statement, which we filed with the SEC in December 2017.

(2)	Fees for 2018 include services associated with our follow on offering of common stock in February 2018.

Pre-Approval Policies and Procedures

The Audit Committee or a delegate of the Audit Committee pre-approves or provides pursuant to pre-approvals policies and procedures for the pre-approval of, all audit and non-audit services provided by its independent registered public accounting firm. This policy is set forth in the charter of the Audit Committee and is available at http://ir.aimmune.com.

The Audit Committee approved all of the audit, audit-related, tax and other services provided by KPMG for 2018 and all of the audit, audit-related, tax and other services provided by KPMG in 2017 and, in each case, the estimated costs of those services. Actual amounts billed, to the extent in excess of the estimated amounts, are periodically reviewed and approved by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Aimmune under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The primary purpose of the Audit Committee is to oversee our financial reporting processes on behalf of our Board. The Audit Committee’s functions are more fully described in its charter, which is available on our website at http://ir.aimmune.com. Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management Aimmune’s audited financial statements as of and for the year ended December 31, 2018.

The Audit Committee has discussed with KPMG LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards 61, as amended, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board (the “PCAOB”). In addition, the Audit Committee discussed with KPMG LLP their independence, and received from KPMG LLP the written disclosures and the letter required by Ethics and Independence Rule 3526 of the PCAOB. Finally, the Audit Committee discussed with KPMG LLP, with and without management present, the scope and results of KPMG LLP’s audit of such financial statements.

Based on these reviews and discussions, the Audit Committee has recommended to our Board that such audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the SEC. The Audit Committee also has engaged KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019 and is seeking ratification of such selection by the stockholders.

Audit Committee

Kathryn E. Falberg, Chair

Mark D. McDade

Stacey D. Seltzer

PROPOSAL NO. 3

NON-BINDING, ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Summary

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables our stockholders to vote to approve as required pursuant to Section 14A of the Exchange Act, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC, commonly known as a “Say-on-Pay” vote.  Accordingly, we are seeking a non-binding, advisory vote to approve the compensation of our named executive officers as described in the “Compensation Discussion and Analysis” section of this proxy statement and the compensation tables and accompanying narrative disclosures that follow.

Board Recommendation

Our Compensation Committee and the Board believe that the information provided in the “Compensation Discussion and Analysis” section of this proxy statement, compensation tables and accompanying narrative disclosures demonstrates that our executive compensation program is designed appropriately, emphasizes pay for performance and aligns management’s interests with our stockholders’ interests to support long-term value creation.

Accordingly, our Board recommends that stockholders vote “FOR” the following resolution:

RESOLVED, that stockholders of Aimmune Therapeutics, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in “Compensation Discussion and Analysis,” compensation tables and the accompanying narrative disclosures of this Proxy Statement.

While the vote on this resolution is advisory and not binding on us, the Compensation Committee, or our Board, the Compensation Committee and our Board values thoughtful input from stockholders and will consider the outcome of the vote on this resolution when considering future executive compensation decisions. Our Board has adopted a policy of providing for annual advisory votes from stockholders on executive compensation. Unless our Board modifies its policy on the frequency of future Say-on-Pay advisory votes, the next Say-on-Pay advisory vote will be held at the 2020 annual meeting of stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE, ON A NON-BINDING ADVISORY BASIS, FOR THE RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

CORPORATE GOVERNANCE

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is available on our website at http://ir.aimmune.com. We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website. The reference to our web address does not constitute incorporation by reference of the information contained at or available through our website.

Corporate Governance Guidelines

We believe in sound corporate governance practices and have adopted formal Corporate Governance Guidelines to enhance our effectiveness. Our Board adopted these Corporate Governance Guidelines in order to ensure that it has the necessary practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Corporate Governance Guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices our Board follows with respect to Board and committee composition and selection, Board meetings, Chief Executive Officer performance evaluation and succession planning. A copy of our Corporate Governance Guidelines is available on our website at http://ir.aimmune.com.

Independence of the Board of Directors

As required under the Nasdaq Global Select Market (“Nasdaq”) rules and regulations, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by such board. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent Nasdaq listing standards, as in effect from time to time.

Consistent with these considerations, our Board has determined that all of our current directors, other than Dr. Dallas qualify as “independent” directors in accordance with the Nasdaq listing requirements. Dr. Dallas is not considered independent because he is an employee of Aimmune. The Nasdaq independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his or her family members has engaged in various types of business dealings with us. In addition, as required by Nasdaq rules, our Board has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our Board considered information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management. There are no family relationships among any of our directors or executive officers.

As required under Nasdaq rules and regulations, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. Each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee of our Board are comprised entirely of directors determined by the Board to be independent within the meaning of Nasdaq and SEC rules and regulations applicable to the members of such committees.

Leadership Structure of the Board

Our bylaws and Corporate Governance Guidelines provide our Board with flexibility to combine or separate the positions of Chair of the Board and Chief Executive Officer and/or the implementation of a lead director in accordance with its determination that utilizing one or the other structure would be in the best interests of the Company. Mr. McDade currently serves as the Chair of our Board. In that role, Mr. McDade presides over the executive sessions of the Board in which Dr. Dallas does not participate, serves as a liaison to Dr. Dallas and management on behalf of the Board and performs such other duties and exercises such other powers as may from time to time be assigned by the bylaws or the Board.

Our Board has concluded that our current leadership structure is appropriate at this time. However, our Board will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Role of Board in Risk Oversight Process

Risk assessment and oversight are an integral part of our governance and management processes. Our Board encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with the Board at regular Board meetings as part of management presentations that focus on particular business functions, operations or strategies and presents the steps taken by management to mitigate or eliminate such risks.

Our Board does not have a standing risk management committee, but rather administers this oversight function directly through our Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure and our Audit Committee is responsible for overseeing our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The Audit Committee also monitors compliance with legal and regulatory requirements. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines and considers and approves or disapproves any related-person transactions. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Board Committees

Audit Committee

Our Audit Committee oversees our corporate accounting and financial reporting process. Among other matters, the Audit Committee:

•	appoints our independent registered public accounting firm;
•	evaluates the independent registered public accounting firm’s qualifications, independence and performance;
•	determines the engagement of the independent registered public accounting firm;
•	reviews and approves the scope of the annual audit and the audit fee;
•	discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;
•	approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;
•	monitors the rotation of partners of the independent registered public accounting firm on our engagement team in accordance with requirements established by the SEC;
•

is responsible for reviewing our financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;

•	reviews our critical accounting policies and estimates; and
•	reviews the Audit Committee charter and the committee’s performance at least annually.

The current members of our Audit Committee are Kathryn E. Falberg, Mark D. McDade and Stacey D. Seltzer. Ms. Falberg serves as the chair of the committee. All members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. Our Board has determined that Ms. Falberg is an Audit Committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of Nasdaq. Under the rules of the SEC, members of the Audit Committee must also meet heightened independence standards. Our Board has determined that each of Ms. Falberg, Mr. McDade and Ms. Seltzer are independent under the applicable rules of the SEC and Nasdaq.

The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq. A copy of the Audit Committee charter is available to security holders on the Company’s website at http://ir.aimmune.com.

Compensation Committee

Our Compensation Committee oversees policies relating to compensation and benefits of our officers and employees. The Compensation Committee reviews and determines or, if applicable, recommends to our Board corporate goals and objectives relevant to the compensation of our executive officers, evaluates the performance of these officers in light of those goals and objectives and approves the compensation of these officers based on such evaluations. Our Compensation Committee also has the authority to determine and approve the compensation of the Chief Executive Officer. The Compensation Committee also recommends to our Board the issuance of stock options and other awards under our stock plans. The Compensation Committee will review and evaluate, at least annually, the performance of the Compensation Committee and its members, including compliance by the Compensation Committee with its charter.

The current members of our Compensation Committee are Patrick G. Enright, Kathryn E. Falberg and Mark T. Iwicki. Mr. Enright serves as the chair of the committee. Each of the members of our Compensation Committee is independent under the applicable rules and regulations of Nasdaq and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Our executive officers submit proposals to the board and the Compensation Committee regarding our executive compensation.  Our Chief Executive Officer also annually reviews the performance of each executive officer and makes recommendations regarding their compensation. The Compensation Committee considers those recommendations in determining base salaries, adjustments to base salaries, annual cash bonus program targets and awards and equity awards, if any, for the executive officers and other members of senior management.

Our Compensation Committee has retained Radford, Inc. (“Radford”), a nationally-recognized compensation consulting firm, to serve as its independent compensation consultant and to conduct market research and analysis on our various executive positions, to assist the committee in developing appropriate incentive plans for our executives on an annual basis, to provide the committee with advice and ongoing recommendations regarding material executive compensation decisions, and to review compensation proposals of management. Radford reports directly to the Compensation Committee and does not provide any non-compensation related services to the Company. The Compensation Committee reviewed the independence of Radford, employing the independence factors specified in the listing requirements of Nasdaq. Based on this assessment, the Compensation Committee determined that the engagement of Radford does not raise any conflicts of interest or similar concerns. In addition, the Compensation Committee evaluated the independence of its other outside advisors to the Compensation Committee, including outside legal counsel, considering the same independence factors and concluded their work for the Compensation Committee does not raise any conflicts of interest.

The Compensation Committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq rules. A copy of the Compensation Committee charter is available to security holders on the Company’s website at http://ir.aimmune.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for making recommendations to our Board regarding candidates for directorships and the size and composition of our Board. In addition, the Nominating and Corporate Governance Committee is responsible for overseeing our corporate governance policies and reporting and making recommendations to our Board concerning governance matters.

The current members of our Nominating and Corporate Governance Committee are Patrick G. Enright, Mark D. McDade and Mark T. Iwicki. Mr. McDade serves as the chair of the committee. Each of the members of our Nominating and Corporate Governance Committee is an independent director under the applicable rules and regulations of Nasdaq relating to Nominating and Corporate Governance Committee independence.

The Nominating and Corporate Governance Committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq rules. A copy of the Nominating and Corporate Governance Committee charter is available to security holders on the Company’s website at http://ir.aimmune.com.

Our Nominating and Corporate Governance Committee is responsible for reviewing with the Board, on an annual basis, the appropriate characteristics, skills and experience required for the Board as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the Nominating and Corporate Governance Committee, in recommending candidates for election, and the Board, in approving (and, in the case of vacancies, appointing) such candidates, may take into account many factors, including but not limited to the following: diversity of personal and professional background, perspective and experience; personal and professional integrity, ethics and values; experience in corporate management, operations or finance, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment; experience relevant to our industry and with relevant social policy concerns; experience as a board member or executive officer of another publicly held company; relevant academic expertise or other proficiency in an area of our operations; practical and mature business judgment, including ability to make independent analytical inquiries; promotion of a diversity of business or career experience relevant to the success of our company; and any other relevant qualifications, attributes or skills.

The Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. For a stockholder to make any nomination for election to the Board at an annual meeting, the stockholder must provide notice to the Company, which notice must be delivered to, or mailed and received at, the Company’s principal executive offices not less than 90 days and not more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder’s notice must be delivered, or mailed and received, not later than 90 days prior to the date of the annual meeting or, if later, the 10th day following the date on which public disclosure of the date of such annual meeting is made. Further updates and supplements to such notice may be required at the times, and in the forms, required under our bylaws. As set forth in our bylaws, submissions must include the name and address of the proposed nominee, information regarding the proposed nominee that is required to be disclosed in a proxy statement or other filings in a contested election pursuant to Section 14(a) under the Exchange Act, information regarding the proposed nominee’s indirect and direct interests in shares of the Company’s common stock, and a completed and signed questionnaire, representation and agreement of the proposed nominee. Our bylaws also specify further requirements as to the form and content of a stockholder’s notice. We recommend that any stockholder wishing to make a nomination for director review a copy of our bylaws, as amended and restated to date, which is available, without charge, from our Corporate Secretary, at 8000 Marina Blvd., Suite 300, Brisbane, California 94005.

Meetings of the Board of Directors, Board and Committee Member Attendance and Annual Meeting Attendance

Our Board met fourteen times and acted by unanimous written consent four times during 2018. The Audit Committee met six times and did not act by unanimous written consent. The Compensation Committee met seven times and acted by unanimous written consent six times. The Nominating and Corporate Governance Committee met five times and acted by unanimous written consent once. During  2018, each Board member attended at least 75% of the aggregate number of meetings of the Board and of the committees of the Board on which he or she served, in each case, to the extent appointed as a Board member or committee member at the relevant time of each meeting, with the following exceptions: Brett K. Haumann, M.D., who was appointed to our Board on October 31, 2018, and Gregory Behar attended 66% and 64%, respectively, of the aggregate number of meetings of the Board and of the committees on the Board on which he served. We encourage all of our directors and nominees for director to attend our annual meeting of stockholders; however, attendance is not mandatory. Among the directors then serving on our board, Dr. Dilly attended our annual meeting of stockholders in 2018.

Stockholder Communications with the Board of Directors

Should stockholders wish to communicate with the Board or any specified individual directors, such correspondence should be sent to the attention of the Corporate Secretary, at 8000 Marina Blvd., Suite 300, Brisbane, California 94005. The Corporate Secretary will forward the communication to the Board members.

Compensation Committee Interlocks and Insider Participation

During 2018, our Compensation Committee included Mr. Enright, Mr. McDade, Mr. Iwicki (who replaced Mr. McDade during the year) and Ms. Falberg. None of the members of our Compensation Committee has at any time been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers on our Board or Compensation Committee. Messrs. Enright and Iwicki and Ms. Falberg participated in our underwritten common stock offering in February 2018. For more information regarding this transaction, see “Certain Relationships and Related Party Transactions”.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We describe below transactions and series of similar transactions, since January 1, 2018, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and
•	any of our directors, executive officers or holders of more than 5% of our common stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.

Sales and Purchases of Securities

Participation in Public Offering

In February 2018, we issued and sold an aggregate of 6,325,000 shares of our common stock in an underwritten public offering at a price to the public of $32.00 per share for aggregate net proceeds of approximately $190.0 million.

The table below sets forth the aggregate number of shares of common stock sold to our directors, executive officers or owners of more than 5% of a class of our capital stock, or an affiliate or immediate family member thereof:

Name	Number of Shares of Common Stock (#)	Aggregate Purchase Price ($)
Nestlé Health Science US Holdings, Inc.(1)	937,500	30,000,000
Patrick G. Enright(2)	15,593	498,976
Kathryn E. Falberg(3)	30,000	960,000
Mark T. Iwicki(4)	9,375	300,000

(1)

Nestlé Health Science US Holdings, Inc. (“Nestle Health Science”) and its affiliates owned (in the aggregate) more than 5% of our outstanding capital stock at the time of the offering.  Gregory Behar is currently, and was at the time of the offering, a member of our Board and is affiliated with Nestle Health Science.

(2)	Patrick G. Enright is currently, and was at the time of the offering, a member of our Board.
(3)	Kathryn E. Falberg is currently, and was at the time of the offering, a member of our Board.
(4)	Mark T. Iwicki is currently, and was at the time of the offering, a member of our Board.

Indemnification Agreements and Directors’ and Officers’ Liability Insurance

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, penalties, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

Investor Rights Agreement

We entered into an amended and restated investor rights agreement with certain of our investors, including entities with which certain of our directors are or were affiliated, prior to our initial public offering in August 2015. As of December 31, 2018, the holders of approximately 6.0 million shares of our common stock, including the shares of common stock issuable upon exercise of outstanding options, are entitled to rights with respect to the registration of their shares under the Securities Act.

Collaboration with Nestle Health Science

In November 2016, we entered into a two-year strategic collaboration with an affiliate of Nestle Health Science US Holdings, Inc. for the advancement of food allergy therapeutics and issued and sold to Nestle Health Science US Holdings, Inc. (together with its affiliate, Nestle Health Science) 7,552,084 shares of common stock in a private placement at a price of $19.20 per share, which represented approximately 15.1% of our outstanding shares at the time of the transaction. Subject to certain limited exceptions, Nestle Health Science agreed to a two-year market standoff provision under which it agreed not to sell or transfer any of our common stock or other securities. Subject to certain limited exceptions, Nestle Health Science also agreed to a two-year standstill agreement under which Nestle Health Science agreed not to acquire us through any means. We agreed to register the resale of the shares that Nestle Health Science purchased on a registration statement to be filed with the SEC upon the request of Nestle Health Science, which cannot make the request prior to the 45th day preceding the end of the market standoff provision. The investment and the collaboration do not include any development milestones, product marketing rights or royalties.

In November 2018, we entered into an extension of the strategic collaboration on similar terms and issued and sold an additional 3,237,529 shares of our common stock in a private placement at a price of $30.27 per share for aggregate proceeds of $98.0 million, increasing Nestlé Health Science’s ownership of Aimmune to approximately 19%. The transaction documents include the extension of the registration rights, standstill rights and market standoff provisions.  We are not subject to any partnership, collaboration, or negotiation restrictions under the extension agreements.  In addition, we retain all rights to our current and future pipeline assets, and we and Nestlé Health Science expect to continue to collaborate towards the successful development of such assets.

The initial investment launched a two-year strategic collaboration, which was extended for an additional two years in November 2018, between us and Nestle Health Science, the terms of which enable both parties to discuss our current and future oral immunotherapy development programs through a newly established pipeline forum. Nestle Health Science will provide ongoing scientific, regulatory, and commercial expertise and advice to us through the pipeline forum. Any information disclosed in the collaboration will remain our confidential information, and any new ideas or inventions that arise that relate to our products will be our solely owned intellectual property. During the term of the collaboration, and for so long as Nestle Health Science holds not less than fourteen percent of our outstanding common stock, Nestle Health Science will be entitled to designate one nominee to serve as a director on our Board of Directors. In November 2016, Greg Behar joined our Board of Directors on behalf of Nestle Health Science. The strategic collaboration agreement contains a non-competition covenant pursuant to which Nestle Health Science has agreed not to engage in certain activities relating to OIT for the treatment of food allergies.

Policies and Procedures for Related Party Transactions

Our Board has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act of 1933, as amended, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our Audit Committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction with an unrelated third party and the extent of the related person’s interest in the transaction.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Aimmune Therapeutics, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Compensation Committee reviewed and discussed with management the “Compensation Discussion and Analysis” included in this Proxy Statement. Based on those reviews and discussions, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this Proxy Statement.

Compensation Committee Patrick G. Enright, Chair
Mark T. Iwicki
Kathryn E. Falberg

DIRECTOR COMPENSATION

We maintain a compensation policy for our non-employee directors (the “Director Compensation Program”), which was last amended by the Board in May 2018, upon recommendation by the Compensation Committee following its review of a competitive assessment prepared, and recommendations made, by Radford, our independent compensation consultant. Pursuant to the Director Compensation Program, each non-employee director receives an annual retainer of $40,000 and a non-employee director serving as Chair of the Board receives an additional annual retainer of $30,000. Non-employee directors who serve on one or more committees are eligible to receive the following annual committee fees:

Committee	Chair	Other Member
Audit Committee	$20,000	$10,000
Compensation Committee	12,000	6,000
Nominating and Corporate Governance Committee	8,000	4,000

Under the Director Compensation Program, each non-employee director who is elected or appointed to our Board will automatically be granted an option to purchase 12,500 shares of our common stock and 6,250 restricted stock units (“RSUs”) upon the director’s initial appointment or election to our Board, referred to as the Initial Grant. In addition, each non-employee director who is serving on our Board immediately following an annual stockholder’s meeting will automatically be granted an option to purchase 7,500 shares of our common stock and 3,750 RSUs, on the date of such annual stockholder’s meeting, referred to as the Annual Grant. The option underlying the Initial Grant will vest as to 1/36th of the shares subject to the option each month following the applicable grant date and the RSUs underlying the Initial Grant will vest as to 1/3rd of the RSUs on each anniversary of the applicable grant date, in each case, subject to continued service through the applicable vesting date. The Annual Grant will vest as to all of the shares subject to the Annual Grant on the earlier of the first anniversary of the applicable grant date or the next annual stockholders’ meeting, subject to continued service through the vesting date. All equity awards, including any Initial Grants and Annual Grants, held by our non-employee directors will vest in full immediately prior to the occurrence of a change in control. Our non-employee directors received Annual Grants pursuant to the amended Director Compensation Program at our 2018 annual meeting of stockholders.

Prior to the amendments to the Director Compensation Program approved in May 2018, the annual retainer was $35,000, the Initial Grant was comprised of an option to purchase 30,000 shares of our common stock, and the Annual Grant was comprised of an option to purchase 17,500 shares of our common stock.  Such amendments were intended to align our non-employee director cash compensation with the median of market, bring equity award values closer to the median of market, and introduce RSUs, consistent with our introduction of RSUs in our executive compensation program.

In March 2019, our Board formed the Research and Development Committee.  Following a review of market practices summarized by Radford, in February 2019, the Compensation Committee approved compensation of $4,000 per year for members of the Research and Development Committee and $8,000 per year for the chair of the Research and Development Committee under the Director Compensation Program.

Director Compensation Table

The following table sets forth information concerning the compensation earned by our non-employee directors during the year ended December 31, 2018.

Name	Fees Earned or Paid in Cash(1)	Option Awards(2)	RSU Awards	Total
Gregory Behar	$38,041	$147,479	$122,963	$308,483
Patrick G. Enright	54,041	147,479	122,963	324,483
Kathryn E. Falberg	64,041	147,479	122,963	334,483
Brett K. Haumann, M.D. (3)	—	—	—	—
Mark T. Iwicki	48,041	147,479	122,963	318,483
Mark D. McDade	82,651	147,479	122,963	353,093
Stacey D. Seltzer	51,431	147,479	122,963	321,873

(1)

The amounts reported in this column represent the aggregate dollar amount of all fees earned or paid in cash to each non-employee director in fiscal 2018 for their service as a director, including any annual retainer fees, committee and/or chair fees.

(2)

The amounts reported in this column represent the grant date fair value calculated in accordance with the provisions of Accounting Standards Codification (“ASC”) Topic 718, Compensation – Stock Compensation. The valuation assumptions used in determining such amounts are described in Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

(3)

Dr. Haumann was elected as a Class II director on October 31, 2018.  Dr. Haumann has waived any right to receive compensation from us pending a change in his visa status that permits the payment of compensation for services provided in the United States.

At December 31, 2018, our non-employee directors held the following outstanding options and restricted stock units:

Name	Shares Subject to Outstanding Options (#)	Shares Subject to Outstanding Restricted Stock Units (#)
Gregory Behar	64,510	3,750
Patrick G. Enright	163,025	3,750
Kathryn E. Falberg	44,755	3,750
Mark T. Iwicki	184,544	3,750
Mark D. McDade	149,597	3,750
Stacey D. Seltzer	97,176	3,750

EXECUTIVE OFFICERS

The following is biographical information for our executive officers, including their ages as of April 1, 2019.

Name	Age	Position(s)
Jayson D.A. Dallas, M.D.	51	President, Chief Executive Officer and Director
Eric H. Bjerkholt	59	Chief Financial Officer
Daniel C. Adelman, M.D.	61	Chief Medical Officer
Andrew Oxtoby	45	Chief Commercial Officer
Mary M. Rozenman, Ph.D.	38	Senior Vice President, Corporate & Strategy Development
Douglas T. Sheehy	52	General Counsel and Secretary

Executive Officers

Dr. Dallas’ biographical information is included above under “Proposal No. 1 Election of Directors.”

Eric H. Bjerkholt has served as our Chief Financial Officer since April 2017. Prior to joining Aimmune, he was CFO at Sunesis Pharmaceuticals, Inc., where, over 13 years with the company, his role expanded to oversee business development and multiple aspects of governance and corporate relations. Prior to Sunesis, Mr. Bjerkholt was CFO at IntraBiotics Pharmaceuticals, Inc., and LifeSpring Nutrition, Inc. He began his healthcare career at J.P. Morgan & Co. as an investment banker in New York and then launched the company’s Western U.S. healthcare practice. Mr. Bjerkholt holds a Cand. Oecon. (master’s) degree in economics from the University of Oslo and an MBA from Harvard Business School. He has served on the boards of directors of several publicly traded companies and is currently a member of the board of directors of Cerus Corporation.

Daniel C. Adelman, M.D. has served as our Chief Medical Officer since June 2016. From 2009 to September 2015,

Dr. Adelman served as Chief Medical Officer and Senior Vice President of Development of Alvine Pharmaceuticals, Inc., a biopharmaceutical company. Additionally, Dr. Adelman was a member of the Research Advisory Board of Food Allergy Research & Education (FARE), Inc., a non-profit organization, from 2011 to June 2016. From 2003 to 2008, Dr. Adelman served as Chief Medical Officer and Senior Vice President of Development at Sunesis Pharmaceuticals, Inc., a pharmaceutical company. From 1998 to 2003, Dr. Adelman held various positions at Pharmacyclics, Inc., a pharmaceutical company, including Vice President of Clinical Operations and Biometrics. From 1994 to 1998, Dr. Adelman served as Clinical Scientist at Genentech. Dr. Adelman is also currently an Adjunct Professor of Medicine at the University of California, San Francisco, where he has taught and practiced for more than 25 years. Dr. Adelman received an A.B. degree in Biology from the University of California, Berkeley, and an M.D. from the University of California, Davis. Dr. Adelman is a co-founder of Sixal, Inc., and serves as a member of its board of directors and chair of the scientific advisory board.

Andrew Oxtoby has served as our Chief Commercial Officer since January 2019. Prior to joining Aimmune, Mr. Oxtoby was the Vice President US Diabetes Connected Care & Insulins at Eli Lilly & Company (“Lilly”) from July 2018 to January 2019. Prior to this, Mr. Oxtoby held a number of leadership roles at Lilly in both the US and Europe, including Vice President US Diabetes Sales from March 2017 to June 2018, Vice President International Oncology from January 2015 to February 2017, Global R&D Leader for Thoracic Oncology Products from May 2012 to December 2014, and Managing Director of Lilly Netherlands from December 2009 to April 2012. Prior to joining Lilly, Mr. Oxtoby worked at Procter & Gamble from 1996 to 2000 and held positions in engineering and R&D in multiple business units. Mr. Oxtoby earned his undergraduate degree in Mechanical Engineering from Purdue University and his MBA from Harvard Business School.

Mary M. Rozenman, Ph.D. has served as our Senior Vice President, Corporate & Strategy Development since February 2016. From February 2015 to February 2016, Dr. Rozenman served as our Senior Vice President, Corporate and Commercial Development. From February 2013 to January 2015, Dr. Rozenman was Vice President at Longitude Capital Management Co., LLC, a venture investment company, where she focused on biotechnology investments in therapeutics and diagnostics. From February 2008 to January 2013, Dr. Rozenman was at McKinsey & Company, a management-consulting company, where she most recently served as Associate Partner in the Healthcare and Corporate Finance practices. Dr. Rozenman previously served as an observer on the boards of directors of Allergen Research Corporation (now Aimmune Therapeutics, Inc.), Esperion Therapeutics, Inc., a biopharmaceutical company, and CardioDx, Inc., a molecular diagnostics company. Dr. Rozenman received a B.A. in Biochemistry and Russian Literature from Columbia University and a Ph.D. in Organic Chemistry and Chemical Biology from Harvard University.

Douglas T. Sheehy has served as our General Counsel and Secretary since April 2016. Prior to joining Aimmune, Mr. Sheehy served as Executive Vice President, Chief Administrative Officer, General Counsel and Secretary of Codexis, Inc., a protein engineering company that develops biocatalysts for the pharmaceutical and fine chemical industries, from February 2014 to April 2016, as Senior Vice President, General Counsel and Secretary from 2009 to February 2014 and as Vice President, General Counsel and Secretary from 2007 to 2009. Prior to Codexis, Mr. Sheehy spent five years in key legal roles at CV Therapeutics, Inc., a publicly-held biopharmaceutical company that was subsequently acquired by Gilead Sciences, Inc. in 2009. He began his legal career as a corporate attorney at Gunderson Dettmer LLP. Mr. Sheehy holds a B.A. in history from Dartmouth College and a J.D. from American University, where he was Editor-in-Chief of the American University Law Review.

COMPENSATION DISCUSSION AND ANALYSIS

General

The following Compensation Discussion and Analysis (“CD&A”) provides information on the compensation arrangements for our Named Executive Officers (our Chief Executive Officer, our former Chief Executive Officer, our Chief Financial Officer and our other three most highly compensated executive officers serving at the end of fiscal 2018, collectively our “NEOs”) and is intended to provide context for the decisions underlying the compensation paid to our NEOs in 2018. This CD&A should be read together with the compensation tables and related disclosures set forth below. Our NEOs for 2018 and their positions with the Company as of December 31, 2018 were as follows:

•	Dr. Jayson D.A. Dallas, President and Chief Executive Officer;
•	Dr. Stephen G. Dilly, former President and Chief Executive Officer,
•	Eric H. Bjerkholt, Chief Financial Officer;
•	Dr. Daniel C. Adelman, Chief Medical Officer;
•	Douglas T. Sheehy, General Counsel and Secretary; and
•	Susan E. Barrowcliffe, General Manager, Europe

Dr. Dallas commenced service as our President and Chief Executive Officer in June 2018 concurrent with Dr. Dilly’s planned retirement from this role.  Following his retirement as our President and Chief Executive Officer, Dr. Dilly remained employed with the Company as a special adviser providing transition services, which continued employment was initially scheduled to end on December 31, 2018 but has been extended to run until December 31, 2019.  Effective January 1, 2019, Ms. Barrowcliffe ceased serving as our General Manager, Europe and an executive officer, and she commenced services as our European Office Director.

Executive Summary

2018 Performance Highlights and Pay for Performance. Our executive compensation programs are designed to deliver pay in accordance with corporate and individual performance, rewarding superior performance and providing consequences for underperformance. We believe that compensation of our NEOs for fiscal year 2018 was aligned with the Company’s performance during 2018. Highlights of that performance include, but are not limited to:

•

In February 2018, we announced positive data from our Phase 3 efficacy trial of AR101 in the United States, Canada and Europe, which we refer to as the PALISADE (Peanut Allergy Oral Immunotherapy Study of AR101 for Desensitization in Children and Adults) trial.

•

In November 2018, we announced positive topline results for the real-world experience safety trial of AR101 in the United States and Canada in patients ages 4-17, which we refer to as the RAMSES (Real-World AR101 Market-Supporting Experience Study in Peanut Allergic Children Ages 4-17 Years) trial.

•	In December 2018, we filed a Biologics License Application, or BLA, for AR101 with the FDA. The FDA accepted the BLA for filing in March 2019.

•

In February 2018, we completed enrollment of 175 patients in our European Phase 3 efficacy trial, of AR101, which we refer to as the ARTEMIS (AR101 Trial in Europe Measuring oral Immunotherapy Success) trial.

•

In February and March 2018, we issued and sold an aggregate of 6,325,000 shares of our common stock in an underwritten public offering at a price to the public of $32.00 per share, including the closing of the full exercise of the underwriters’ option to purchase an additional 825,000 shares of common stock.  In addition, in November 2018, we sold an additional 3,237,529 shares of our common stock to Nestlé Health Science at a price of $30.27 per share, for aggregate proceeds of $98.0 million.

•	In January 2019, we entered into an agreement with an affiliate of KKR to loan us up to $170.0 million in three tranches.

In order to align pay with performance, a significant portion of our NEOs’ compensation is delivered in the form of equity awards and annual cash incentives, each of which depends on our actual performance. For fiscal year 2018, 91% of the total target compensation for our NEOs (other than Dr. Dilly) was in the form of stock options and annual cash incentives.

2018 Compensation Highlights. Consistent with our compensation philosophy, key compensation decisions for 2018 included the following:

•

Base Salaries and Target Annual Cash Incentive Opportunities. The 2018 base salaries for our NEOs (other than Dr. Dallas) were increased between 3.5% and 4%, consistent with the overall budgeted increase for our executives.  The 2018 target bonuses for each of our NEOs (other than Dr. Dallas) eligible for a 2018 bonus (which excludes Dr. Dilly) remained at their 2017 levels.  Dr. Dallas’ base salary and target bonus were established by our Compensation Committee in connection with his hiring following its review of a compensation study and recommendations by Radford.

•

Annual Cash Incentives. For 2018, our Compensation Committee selected 14 primary performance goals for our performance-based annual bonus program that were intended to promote our business plan and short-term goals, including with respect to AR101, cash and financing, commercial launch readiness and pipeline progress, as well as two strategic “kicker” goals that could result in achievement over any primary goals. Our NEOs’ annual bonus payouts were the result of our 105% achievement of the corporate goals as well as each NEOs’ individual performance in 2018.  Dr. Dilly was not eligible to receive an annual bonus for 2018 due to his planned retirement in 2018.

•

Equity-Based Long-Term Incentives. In 2018, we began granting RSUs in addition to stock options as part of our NEOs’ annual equity awards.  In 2018, we granted 85% of the target direct compensation of our NEOs (other than Dr. Dilly) as equity-based compensation in the form of stock options and RSUs. We believe that stock options and RSUs effectively align the interests of our executives with those of our stockholders by directly linking compensation to the value of our common stock.  Stock options require an increase in stockholder value in order for our NEOs to realize any value, and RSUs provide additional retentive value.  Dr. Dilly was not eligible to receive any equity awards during 2018 due to his planned retirement in 2018.

Compensation Governance and Best Practices. We are committed to having strong governance standards with respect to our compensation programs, procedures and practices. Our key compensation practices include the following:

•

Pay for performance. A significant portion of executive compensation is “at risk” based on corporate performance, and additionally is equity-based, in order to align the interests of our executive officers with stockholders.

•	Strong link between performance measures and strategic objectives. Performance measures for incentive compensation are linked to operating priorities designed to create long-term stockholder value.
•

Independent compensation consultant. The Compensation Committee retains Radford, an independent compensation consultant, to review, and make recommendations regarding, our executive compensation program and practices.

•	No guaranteed annual salary increases or bonuses. Our NEOs’ salary increases are based on individual evaluations and their annual cash incentives are tied to corporate performance.
•	No tax gross-ups. We do not provide any tax gross-ups to our NEOs.
•	Limited perquisites. We do not provide any perquisites or personal benefits to our NEOs, other than in limited circumstances.
•	No hedging or pledging. We prohibit our employees and directors from hedging or pledging any Company securities.

Executive Compensation Objectives and Philosophy

The key objective in our executive compensation program is to attract, motivate and reward leaders with the skills and experience necessary to successfully execute on our strategic plan to maximize stockholder value. Our executive compensation program is designed to:

•	attract and retain talented and experienced executives in a competitive and dynamic market;
•	motivate our NEOs to help the Company achieve the best possible financial and operational results;
•	provide reward opportunities consistent with our performance on both a short-term and long-term basis; and
•	align the long-term interests of our NEOs with those of our stockholders.

We strive to set our overall total compensation at a competitive level. Executives may be compensated above or below the targeted market position based on factors such as experience, performance, scope of position and the competitive demand for proven executive talent, as described further below under “Determination of Executive Compensation.”

Determination of Executive Compensation

Our Compensation Committee is responsible for establishing and overseeing our executive compensation programs and annually reviews and determines the compensation to be provided to our NEOs.  In setting executive compensation, the Compensation Committee considers a number of factors, including the recommendations of our Chief Executive Officer (other than with respect to himself), current and past total compensation, competitive market data and analysis provided by the Compensation Committee’s independent compensation consultant, Company performance and each executive’s impact on performance, each executive’s relative scope of responsibility and potential, each executive’s individual performance and demonstrated leadership and internal equity pay considerations. Our Chief Executive Officer’s recommendations are based on his evaluation of each other NEO’s individual performance and contributions. Our Compensation Committee makes decisions regarding our Chief Executive Officer’s compensation with input from the full Board of Directors.

Competitive Market Data and Independent Compensation Consultant

In order to design a competitive executive compensation program that will continue to attract top executive talent, our Compensation Committee engages an independent compensation consultant to provide a competitive review of executive compensation, including base salary, annual incentives and equity compensation as compared with market data. Our Compensation Committee has retained Radford to provide these services.

In consultation with Radford, in July 2017, our Compensation Committee selected our peer group based on the following general criteria: (i) U.S.-based biotechnology companies, with an emphasis on recently public companies and in biotech “hub” markets; (ii) pre-commercial companies, with similar disease focus where possible; (iii) market capitalization between $300 million and $2.5 billion; and (iv) companies with between 50 and 300 full time employees. This peer group (the “2017 Peer Group”) was comprised of the following companies:

• Acceleron Pharma	• Akebia Therapeutics	• Dermira	• Flexion Therapeutics	• Revance Therapeutics
• Achaogen	• Agios Pharmaceuticals	• Enanta Pharmaceuticals	• Global Blood Therapeutics	• Sage Therapeutics
• Adamas Pharmaceuticals	• Atara Biotherapeutics	• Epizyme	• Otonomy	• Sangamo Therapeutics
• Aduro BioTech	• ChemoCentryx	• FibroGen	• Portola Pharmaceuticals	• Versartis
• Aerie Pharmaceuticals	• Concert Pharmaceuticals	• Five Prime Therapeutics	• Prothena	• Xencor

As of July 2017, as compared to the 2017 Peer Group, we were at the 57th percentile for 30 day average market capitalization and the 8th percentile for headcount. For fiscal 2018, the Compensation Committee used Radford’s analysis of the 2017 Peer Group to consider the positioning of base salaries, target bonuses and equity award grants. For 2018, our Compensation Committee generally targeted the 50th percentile of market for our NEOs’ target cash compensation and, based on Company performance, between the 50th and 75th percentile of market for our NEOs’ equity compensation, though it took into account other factors as described above under “Determination of Executive Compensation.”

In September 2018, following consultation with Radford, our Compensation Committee approved a new peer group (the “2018 Peer Group”) using the same general criteria as used to determine the 2017 Peer Group, except that the market capitalization criterion was modified to a range of $500 million to $4.5 billion, and the full-time employee headcount criterion was modified to a range of 40 to 400 employees.  The 2018 Peer Group consisted of the following:

• Acceleron Pharma	• Atara Biotherapeutics	• FibroGen	• MyoKardia	• Ultragenyx Pharmaceuticals
• Adamas Pharmaceuticals	• ChemoCentryx	• Five Prime Therapeutics	• Portola Pharmaceuticals	• Xencor
• Aerie Pharmaceuticals	• Dynavax Technologies	• Flexion Therapeutics	• Revance Therapeutics
• Agios Pharmaceuticals	• Enanta Pharmaceuticals	• Global Blood Therapeutics	• Sangamo Therapeutics
• Akebia Therapeutics	• Epizyme	• Karyopharm	• Spark Therapeutics

As of August 2018, as compared to the 2018 Peer Group, we were at the 47th percentile for 30 day average market capitalization and the 24th percentile for headcount. In October 2018, our Compensation Committee reviewed Radford’s analysis of our 2018 executive compensation program with respect to the most recently filed proxy information for the 2018 Peer Group and the Radford

2018 Life Sciences Industry Survey, which included a select cut of our peer companies and public U.S. pre-commercial bio/pharma companies with headcount between 40 and 400, market capitalization between $500 million and $4.5 billion, and revenues under $50 million. Our Compensation Committee was not aware of the constituent companies in the broader survey data.  Radford’s analysis did not include Dr. Dilly, who had retired from his position as our Chief Executive Officer, or Ms. Barrowcliffe, as she is not based in the U.S.  Based on this analysis and consistent with our compensation approach for 2018, Dr. Dallas’ target cash compensation was at the 25th percentile of market, and our other NEOs’ target cash compensation (excluding Ms. Barrowcliffe) was between the 25th and 50th percentiles of market. In addition, our NEOs’ annual equity grant values (excluding Dr. Dilly, Ms. Barrowcliffe and Dr. Dallas, who had a new-hire grant), were between the 50th and >75th percentiles of market.

Our Compensation Committee generally uses the peer group to help structure a competitive executive compensation program, position executive compensation by considering market data, and make individual compensation decisions based on comparable positions at companies with which we compete for talent. While the Compensation Committee does not establish compensation levels solely based on a review of competitive data, it believes such data is a useful tool in its deliberations as our compensation policies and practices must be competitive in the marketplace for us to be able to attract, motivate and retain qualified executive officers.

Components of Compensation

The primary elements of our NEOs’ compensation and the main objectives of each are:

•	Base Salary. Base salary attracts and retains talented executives, recognizes individual roles and responsibilities and provides stable income.
•	Annual Performance-Based Incentive Compensation. Annual performance bonuses promote short-term performance objectives and reward executives for their contributions toward achieving those objectives.
•

Equity-Based Long-Term Incentive Compensation. Equity compensation, provided in the form of stock options and restricted stock units, aligns executives’ interests with our stockholders’ interests, emphasizes long-term financial and operational performance, and helps retain executive talent.

In addition, our NEOs are eligible to participate in our health and welfare programs and our 401(k) plan on the same basis as our other employees. We are also party to employment agreements that provide for severance and change in control benefits, which aid in attracting and retaining executive talent and help executives to remain focused and dedicated during potential transition periods due to a change in control. Each of these elements of compensation for 2018 is described further below.

Base Salary

Base salaries provide our NEOs with a reasonable degree of financial certainty and stability. Our Compensation Committee annually reviews and determines the base salaries of our executives and evaluates the base salaries of new hires at the time of hire. In February 2018, our Compensation Committee approved salary increases for our then-serving NEOs in a range of 3.5% to 4.0%, consistent with the budgeted base salary increase for all of our executives. The base salary for Dr. Dallas was set by the Compensation Committee at the time of his hire in June 2018 following the review of a compensation study by Radford summarizing his compensation arrangement with his prior employer and the compensation levels paid by the 2017 Peer Group. Following such determinations, our NEOs’ 2018 base salaries were as set forth below:

Name	2017 Annualized Base Salary	2018 Annualized Base Salary
Dr. Jayson D.A. Dallas	—	$535,000
Dr. Stephen G. Dilly (1)	500,000	517,500
Eric H. Bjerkholt	400,000	414,000
Dr. Daniel C. Adelman	414,000	430,600
Douglas T. Sheehy	362,300	374,980
Susan E. Barrowcliffe(2)	294,525	304,853

(1)

In connection with Dr. Dilly’s planned retirement from his position as our President and Chief Executive Officer in 2018, we entered into a Transition and Separation Agreement with him, which provided for his continued employment as a special advisor following Dr. Dallas’ appointment as our President and Chief Executive Officer.  In exchange for such services, his base salary was set at a rate of $2,500 per week. See “Employment and Severance Arrangements” for additional details on Dr. Dilly’s transition and separation arrangement.

(2)

Ms. Barrowcliffe’s annual base salary is paid in pound sterling. Salary amounts for all years presented were converted from pounds sterling to U.S. dollars based on the spot exchange rate as of December 31, 2018 of 1 GBP to 1.275 USD.

 Annual Performance-Based Incentive Compensation

We have adopted the Aimmune Therapeutics Company Bonus Plan pursuant to which we establish annual performance-based bonus programs in order to motivate our executives to meet or exceed company-wide short-term performance objectives. Our annual bonus program provides for the payment of cash bonuses based on each NEOs’ target annual bonus and our achievement of corporate performance objectives and each NEO’s individual performance in a given year.

In February 2018, our Compensation Committee determined not to increase the target bonus of each of our then-serving NEOs, which for each of our NEOs (other than our Chief Executive Officer) was 40% of base salary.  Dr. Dilly was not eligible to receive an annual bonus in respect of 2018 performance in light of his planned retirement during 2018.  The target bonus for Dr. Dallas was set by the Compensation Committee at 60% of his annual base salary at the time of his hire in June 2018 following the review of a compensation study prepared, and recommendations made, by Radford.  In accordance with his negotiated terms of employment, Dr. Dallas’ annual bonus was not subject to proration for 2018.

For fiscal year 2018, our Compensation Committee approved 14 primary performance goals under our annual bonus program relating to the following areas: (i) a biologics license application (“BLA”) for AR101; (ii) cash and financing; (iii) commercial launch readiness; and (iv) pipeline progress. Our 2018 annual bonus program also included two strategic “kicker” goals, which could result in an aggregate overachievement of 20% at target achievement for such kicker goals.  The AR101 BLA goals included achieving necessary steps to submit a BLA by pre-established target deadlines.  The cash and financing goals included management of 2018 cash spend in accordance with our forecast and ending 2018 with a certain number of months of funding.  The commercial launch readiness goals included obtaining Board approval of a draft U.S. integrated launch plan, putting quality systems in place for launch, and establishing a commercial compliance structure and plan.  The pipeline progress goals included filing of an investigational new drug application for an egg allergy candidate and Active Pharmaceutical Ingredient, or API, stability for our walnut allergy program.  The kicker goals related to the AR101 BLA certain corporate development activities.  Given that some of our non-financial goals are related to our business strategy and are highly confidential, we do not publicly disclose them at all or in full detail. We believe their disclosure would provide our competitors, customers and other third parties with significant insights regarding our confidential business strategies that could cause us substantial competitive harm. These goals were set by our Compensation Committee at a level our Compensation Committee determined would require substantial effort to be achieved, such that the goals would not be expected to be achieved with average or below average performance.

For fiscal year 2018, our Compensation Committee allocated specific weightings to each performance goal.  For most of the goals, the Compensation Committee established only a target level, corresponding to percentage achievement at 100%.  However, for certain of the goals, the Committee also established threshold and stretch goals, corresponding to percentage achievement of 75% and 125%, respectively. The maximum attainable percentage achievement of our primary goals was 116%, and the maximum attainable percentage achievement of both our primary goals and kicker goals was 138%.  Our corporate goals, their applicable weightings and actual achievement for 2018 are set forth in the table below:

Performance Area	Weight	Weighted Achievement
BLA for AR101 (7 sub goals)	50%	53.0%
Cash and Financing (2 sub goals)	10%	12.5%
Commercial Launch Readiness (5 sub goals)	30%	30.0%
Pipeline Progress (2 sub goals)	10%	10.0%
Total (primary goals)	100%	105.5%
“Kicker” (2 sub goals)	20%	0.0%
Total	120%	105.5%

Corporate goals and performance targets are reviewed and approved by the Compensation Committee, which gives its recommendations to the Board prior to any allocation of the bonus. In February 2019, the Compensation Committee reviewed our 2018 company-wide performance with respect to determining bonuses to executive officers and determined a company-wide achievement of 105%.

Individual bonus payouts were determined 80% based on our company-wide achievement, and 20% based on our Compensation Committee’s assessment of the NEO’s individual performance except for the Chief Executive Officer, whose bonus payout was determined 100% based on our company-wide achievement. The Compensation Committee did not establish specific individual goals for our NEOs, but rather evaluated each in a holistic manner based on his or her area of responsibility and contributions to the Company, taking into account the recommendations of our Chief Executive Officer with respect to each NEO other than himself. Based on this evaluation, our Compensation Committee determined that each of our NEOs had achieved individual performance of 100%.  The dollar amount of our other NEOs’ 2018 performance bonuses are set forth in the column entitled “Non-Equity Incentive Plan Compensation” in the “2018 Summary Compensation Table” below.

Equity-Based Long-Term Incentive Awards

Our Compensation Committee believes it is essential to provide equity-based compensation to our executive officers in order to link the interests and risks of our executive officers with those of our stockholders, reinforcing our commitment to ensuring a strong linkage between company performance and pay. Historically, we have granted equity-based compensation to our NEOs under our 2015 Equity Incentive Award Plan in the form of stock options. For 2018, we introduced RSUs to our NEOs’ annual equity awards, which we believe provide additional retention value and like, stock options, align the interests of our executives with those of our stockholders.

In March 2018, we made the following grants of stock options and RSUs to our then-current NEOs:

Name	Number of Shares Underlying Stock Options	Number of Shares Underlying Restricted Stock Units
Dr. Stephen G. Dilly(1)	—	—
Eric H. Bjerkholt	56,250	9,375
Dr. Daniel C. Adelman	56,250	9,375
Douglas T. Sheehy	75,000	32,500
Susan E. Barrowcliffe	56,250	9,375

(1)	Dr. Dilly was not granted an annual equity award as his retirement from his position as President and Chief Executive Officer was contemplated at the time of the annual grants.

The stock option awards vest as to 1/48th of the shares subject to the option on each monthly anniversary of March 1, 2018, subject to continued service through the applicable vesting date. The RSU awards vest as to 1/4th of the RSUs on each anniversary of March 1, 2018, subject to continued service through the applicable vesting date.

Consistent with our compensation philosophy for 2018, these equity award grants were approved following consideration of the 50th to 75th percentile of market, internal pay equity among executive officers with similar levels of responsibility, and retention value.

In connection with Dr. Dallas’ commencement of employment with us, in June 2018, we granted him a new hire award of options and RSUs.  Dr. Dallas’ new hire stock option grant covered 350,000 shares of the Company’s common stock and vests as to 25% of the shares on June 19, 2019 and as to 1/48th of the shares on each monthly anniversary thereafter, subject to continued service through the applicable vesting date. His new hire RSU grant covered 60,000 shares and vests as to 1/4th of the RSUs on each anniversary of June 19, 2018, subject to continued service through the applicable vesting date.  Dr. Dallas’ new hire equity grants are subject to accelerated vesting in the event of his death or disability as well as other qualifying terminations, as described under “Potential Payments Upon Termination or Change in Control” below.

Retirement Savings, Health and Welfare Benefits

Our NEOs participate in our company-sponsored benefit programs on generally the same basis as other salaried employees, including a standard complement of health and welfare benefit plans and a 401(k) plan, which is intended to qualify under Section 401(k) of the Code, such that a portion of their eligible compensation may be deferred on a pre-tax basis. Under the 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and to have the amount of such reduction contributed to the 401(k) plan. Effective January 1, 2018, the Company matched contributions up to an annual maximum of $2,000 with immediate vesting.

Perquisites and Other Personal Benefits

We do not view perquisites or other personal benefits as a significant component of our executive compensation program. We currently provide perquisites or other personal benefits to our NEOs in limited circumstances, including the reimbursement of club membership dues, where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective or for recruitment, motivation, or retention purposes. All current and future practices with respect to perquisites or other personal benefits have been and will be approved by the Compensation Committee.

Employment and Severance Arrangements

We have entered into employment agreements with each of our NEOs, which set forth the terms and conditions of employment of each named executive officer, including base salary, target bonus, initial equity award grants, and standard employee benefit plan participation. The agreements also include certain change and control severance provisions, which our Compensation Committee believes are necessary to attract and retain executive talent and are a customary component of executive compensation.  In particular, such provisions can serve to mitigate a potential disincentive for them when they are evaluating a potential acquisition of the Company and can encourage retention through the conclusion of the transaction.  The change in control and severance payments and benefits provided under our executive employment agreements are designed to provide our NEOs with treatment that is competitive with market practices.  A description of these provisions, as well as information on the estimated payments and benefits that our NEOs would have been eligible to receive as of December 31, 2018, are set forth under “Potential Payments Upon Termination or Change in Control” below.

Employment Agreement with Dr. Dallas

In connection with the appointment of Dr. Dallas as our President and Chief Executive Officer effective June 19, 2018, we entered into an employment agreement with him, which provides for an initial annual base salary of $535,000 and an annual target bonus of 60% of annual base salary, not subject to proration for 2018.  Pursuant to the employment agreement, Dr. Dallas also received a new hire equity award, comprised of (i) an option to purchase 350,000 shares of Company common stock and (ii) 60,000 RSUs.  The option vests as to 25% of the total number shares subject to the option on June 19, 2019 and as to 1/48th of the total number of shares subject to the option on each monthly anniversary thereafter, subject to his continued service through the applicable vesting date.  The RSUs vest in equal installments on each of the first four anniversaries of June 19, 2018, subject to his continued service through each applicable vesting date.  Dr. Dallas’ new hire option and RSUs are subject to certain accelerated vesting in the event of his death or disability, as described in more detail, along with the other change in control and severance payments and benefits provided in his employment agreement, under “Potential Payments Upon Termination or Change in Control” below.

Transition and Separation Agreement with Dr. Dilly

In November 2017, Dr. Dilly announced his intention to retire as the Company’s President and Chief Executive Officer by the end of 2018.  In connection with his planned retirement, in November 2017, the Company entered into a Transition and Separation Agreement with Dr. Dilly, pursuant to which Dr. Dilly continued to be employed by the Company through December 31, 2018. Pursuant to the agreement, Dr. Dilly continued to serve us our President and Chief Executive Officer and a member of the Board until June 19, 2018, when Dr. Dallas was appointed our President and Chief Executive Officer and member of the Board.  From June 19, 2018 to December 31, 2018, Dr. Dilly continued to be employed by the Company as a special advisor, providing transition services for four days per week. In exchange for his services, he was paid a base salary at the rate of $2,500 per week, continued to participate in Company employee benefit plans in accordance with their terms (other than accrue vacation) and continued to vest into outstanding equity awards.  If, during this period, the Board or Dr. Dallas requested that Dr. Dilly provide more than four days of services during any calendar week, then Dr. Dilly was entitled to receive a $2,500 per diem bonus.  Dr. Dilly provided a release of claims in connection with the execution of the Transition and Separation Agreement.

On December 27, 2018, the Company entered into a letter agreement with Dr. Dilly that extended his employment as special advisor to the Company to December 31, 2019.  Under the letter agreement, Dr. Dilly is scheduled to work not less than 2 ½ days per week, is paid at a rate of $12,000 per year, and is no longer eligible for additional per diem compensation.  Dr. Dilly’s outstanding equity awards continue to vest during his term of employment.  Under the Transition and Separation Agreement, as amended by the letter agreement, Dr. Dilly’s employment with the Company may be terminated prior to December 31, 2019 by the Company for cause or by Dr. Dilly for any reason, and in the event Dr. Dilly ceases to be eligible to participate in the Company’s health plans prior to his termination on or before December 31, 2019, the Company will directly pay or reimburse Dr. Dilly for COBRA premiums until his termination.

Pursuant to the Transition and Separation Agreement, as amended by the letter agreement, subject to Dr. Dilly’s continued employment through December 31, 2019, in exchange for providing a general release of claims that becomes effective after his termination date and continued compliance with the Employee Proprietary Information and Inventions Agreement entered into between Dr. Dilly and the Company, Dr. Dilly will receive: (i) continued payments of his base salary for 12 months following his termination date; (ii) accelerated vesting of his outstanding equity awards in respect of the number of shares that would have vested had he continued to provide services for the six-month period following his termination date; (iii) extended exercisability of the vested portion of his options (after giving effect to the foregoing acceleration) for the 12-month period beginning on his termination Date; and (iv) payment or reimbursement of COBRA premiums for Dr. Dilly and his covered dependents for up to 12 months following his termination date.

In addition, subject to Dr. Dilly’s continued employment through December 31, 2019, in the event of his termination during the period commencing three months before and ending 12 months after a change in control of the Company, in exchange for providing a general release of claims that becomes effective after his termination date and continued compliance with the Employee Proprietary Information and Inventions Agreement entered into between Dr. Dilly and the Company, Dr. Dilly will receive: (i) continued payments of his base salary for 18 months following his termination date; (ii) full accelerated vesting of his outstanding equity awards; (iii) extended exercisability of the vested portion of his options (after giving effect to the foregoing acceleration) for the 12-month period beginning on his termination Date; and (iv) payment or reimbursement of COBRA premiums for Dr. Dilly and his covered dependents for up to 18 months following his termination date.

Letter Amendment with Ms. Barrowcliffe

On December 20, 2018, we entered a letter agreement with Ms. Barrowcliffe modifying the terms of her employment with us, effective January 1, 2019.  Pursuant to the letter agreement, Ms. Barrowcliffe reduced her responsibilities and became primarily focused on acting as the administrative head of the London office and facilitating the transition to new leadership in Europe.  Accordingly, her title became European Office Director, her weekly working hours were reduced to 40% of full-time equivalent, her base salary was reduced to £80,000 (or $102,000 based on the December 31, 2018 spot exchange rate of 1 GBP to $ 1.275 USD), her annual target bonus was reduced to 25% for 2019 and subsequent years and her annual leave entitlement was proportionately reduced.  Under the letter agreement, either we or Ms. Barrowcliffe can terminate her employment with one month prior notice. In addition, under the letter agreement, Ms. Barrowcliffe is no longer entitled to severance upon a termination without “cause” or a resignation with “good reason” other than in connection with a change in control.

Other Policies and Considerations

Derivatives Trading, Hedging, and Pledging Policies

Our Insider Trading Policy provides that no employee, officer, or director may acquire, sell, or trade in any interest or position relating to the future price of Company securities, such as a put option, a call option or a short sale (including a short sale “against the box”), or engage in hedging transactions (including “cashless collars”). In addition, our Insider Trading Policy provides that no employee, officer, or director may pledge Company securities as collateral to secure loans. This prohibition means, among other things, that these individuals may not hold Company securities in a “margin” account, which would allow the individual to borrow against their holdings to buy securities.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for certain “covered employees.”  Prior to the Tax Cuts and Jobs Act of 2017, covered employees included our Chief Executive Officer and each of the next three highest compensated officers serving at the end of the preceding taxable year other than our Chief Financial Officer, and compensation that qualified as “performance-based” under Section 162(m) was exempt from this $1 million limitation.  As part of the Tax Cuts and Jobs Act of 2017, the ability to rely on this “qualified performance-based compensation” exception was eliminated, and the limitation on deductibility was generally expanded to include all named executive officers.  While our Board and Compensation Committee may take the deductibility of compensation into account when making compensation decisions, we believe that maintaining the discretion to provide compensation that is non-deductible allows us to provide compensation tailored to the needs of our Company and our named executive officers and is an important part of our responsibilities and benefits our stockholders.

Nonqualified Deferred Compensation

The Compensation Committee takes into account whether components of the compensation for our executive officers will be adversely impacted by the penalty tax imposed by Section 409A of the Code and aims to structure these components to be compliant with or exempt from Section 409A to avoid such potential adverse tax consequences.

“Golden Parachute” Payments

Sections 280G and 4999 of the Code provide that certain executive officers and other service providers who are highly compensated or hold significant equity interests may be subject to an excise tax if they receive payments or benefits in connection with a change in control of the company that exceeds certain prescribed limits, and that we, or a successor, may forfeit a deduction on the amounts subject to this additional tax.  We are not obligated to provide any NEO with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G or 4999.

Accounting for Share-Based Compensation

We follow ASC Topic 718 for our share-based compensation awards.  ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, based on the grant date “fair value” of these awards.  This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards.  ASC Topic 718 also requires companies to recognize the compensation cost of their share-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.

EXECUTIVE COMPENSATION TABLES

2018 Summary Compensation Table

The following table sets forth total compensation earned by our NEOs for the fiscal years presented.

						Non-Equity
				Stock	Option	Incentive Plan		All Other
		Salary	Bonus	Awards	Awards	Compensation		Compensation
Name and Principal Position	Year	($)	($)	($)(1)	($)(1)	($)(2)		($) (3)	Total ($)
Dr. Jayson D.A. Dallas(4)	2018	287,562	—	1,840,800	6,781,145	337,000	(4)	—	9,246,507
Chief Executive Officer
Dr. Stephen G. Dilly	2018	308,928	—	—	1,739,056	—		—	2,047,984
Former Chief Executive Officer	2017	490,000	—	—	6,325,029	291,060		—	7,106,089
	2016	440,000	—	—	2,675,832	220,000		—	3,335,832
Eric H. Bjerkholt	2018	411,667	—	319,406	1,200,251	175,500		2,000	2,108,824
Chief Financial Officer	2017	268,333	56,800	—	3,417,012	116,000		—	3,858,145
Dr. Daniel C. Adelman	2018	427,333	—	319,406	1,200,251	182,600		2,000	2,131,590
Chief Medical Officer	2017	411,667	—	—	1,158,858	177,800		—	1,748,325
	2016	216,667	—	—	1,881,050	76,400		—	2,174,117
Douglas T. Sheehy	2018	372,883		1,107,275	1,600,335	165,000		2,000	3,247,493
General Counsel and Secretary	2017	360,250	58,000	—	1,158,858	155,600		—	1,732,708
Susan E. Barrowcliffe(5)	2018	303,131	—	319,406	1,200,251	131,708			1,954,496
General Manager, Europe

(1)

For the stock and option awards columns, amounts shown represent the grant date fair value of the awards granted as calculated in accordance with ASC Topic 718. See Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018 for the assumptions used in calculating this amount. Amounts for 2018 for Dr. Dilly include the incremental fair value of stock options modified pursuant to the amendment of the transition and separation agreements entered into with Dr. Dilly in the amounts of $1,739,056.

(2)

The amounts reported in the Non-Equity Incentive Plan Compensation column represent the annual performance-based cash bonuses earned by our NEOs based on the achievement of certain company performance objectives and individual performance. For 2018, these amounts were paid to the NEOs in February 2019. See the descriptions of the annual performance bonuses paid to our NEOs under “Annual Performance-Based Incentive Compensation” above.

(3)	Amounts represent Company contributions under our 401(k) plan.
(4)	Dr. Dallas commenced employment with us on June 11, 2018.
(5)

Cash amounts for Ms. Barrowcliffe are paid in pounds sterling.  These amounts were converted from pounds sterling to U.S. dollars based on the December 31, 2018 spot exchange rate of 1 GBP to 1.275 USD.

2018 Grants of Plan-Based Awards

The following table summarizes information about the non-equity incentive plan compensation and equity-based awards granted to our NEOs in 2018. Dr. Dilly was not eligible to receive non-equity incentive plan compensation for 2018 and did not receive any equity-based awards during 2018 due to his planned retirement during 2018.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Grant Date(2)	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: (#) of Shares of Stock or Units	All Other Option Awards: (#) of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Dr. Jayson D.A. Dallas		240,750	321,000	401,250
	6/19/2018				60,000		30.68	1,840,800
	6/19/2018					350,000	30.68	6,781,145
Dr. Stephen G. Dilly	12/27/2018					295,942	3.02	31,539
	12/27/2018					240,000	16.93	819,855
	12/27/2018					200,000	19.63	887,662
Eric H. Bjerkholt		124,200	165,600	207,000
	3/2/2018				9,375		34.07	319,406
	3/2/2018					56,250	34.07	1,200,251
Dr. Daniel C. Adelman		129,180	172,240	215,300
	3/2/2018				9,375		34.07	319,406
	3/2/2018					56,250	34.07	1,200,251
Douglas T. Sheehy		112,500	150,000	187,500
	3/2/2018				32,500		34.07	1,107,275
	3/2/2018					75,000	34.07	1,600,335
Susan E. Barrowcliffe		91,456	121,941	152,426
	3/2/2018				9,375		34.07	319,406
	3/2/2018					56,250	34.07	1,200,251

(1)

Amounts shown in these columns represent each NEOs’ threshold, target and maximum amounts under our non-equity incentive plan compensation, assuming 75%, 100% and 125% achievement percentages, respectively, for our corporate goals where applicable, and 100% achievement percentage with respect to each NEO’s individual performance.

(2)	The vesting of the options and RSUs is described below in the footnotes to the Outstanding Equity Awards at 2018 Fiscal Year End.
(3)

Amounts shown represents the grant date fair value of awards granted or, solely in respect of Dr. Dilly, incremental fair value of stock options modified during 2018 in connection with the extension of Dr. Dilly’s continued employment as special advisor, in each case, as calculated in accordance with ASC Topic 718. See Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018 for the assumptions used in calculating this amount.

Outstanding Equity Awards at 2018 Fiscal Year End

The following table lists all outstanding equity awards held by our NEOs as of December 31, 2018.

			Option Awards				Stock Awards
Name	Vesting Commencement Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested($)(1)
Dr. Jayson D.A. Dallas	6/19/2018	(2)	—	350,000	$30.68	6/19/2028
	6/19/2018	(3)	—				60,000	1,435,200
Dr. Stephen G. Dilly	5/13/2015	(4)	295,942	—	3.02	5/13/2025
	2/26/2016	(4)	170,000	70,000	16.93	5/26/2026
	2/24/2017	(4)	110,000	130,000	19.63	2/24/2027
Eric H. Bjerkholt	4/28/2017	(2)	112,500	157,500	19.44	4/28/2027
	3/1/2018	(4)	10,546	45,704	34.07	3/2/2018
	3/1/2018	(3)					9,375	224,250
Dr. Daniel C. Adelman	6/24/2016	(2)	96,250	93,750	11.45	6/24/2026
	2/24/2017	(4)	41,250	48,750	19.63	2/24/2027
	3/1/2018	(4)	10,546	45,704	34.07	3/2/2018
	3/1/2018	(3)					9,375	224,250
Douglas T. Sheehy	4/4/2016	(2)	26,982	36,667	12.95	4/4/2026
	2/24/2017	(4)	18,750	48,750	19.63	2/24/2027
	3/1/2018	(4)	14,062	60,938	34.07	3/2/2028
	3/1/2018	(3)					32,500	777,400
Susan E. Barrowcliffe	5/1/2015	(2)	53,400	—	3.02	5/13/2025
	2/26/2016	(4)	56,666	23,334	16.93	2/26/2026
	2/24/2017	(4)	41,250	48,750	19.63	2/24/2027
	3/1/2018	(4)	10,546	45,704	34.07	3/2/2028
	3/1/2018	(3)					9,375	224,250

(1)	Based on the closing price of our common stock on December 31, 2018 of $23.92.
(2)

Represents stock options which vest as to 25% of the total number of shares subject to the option on the first anniversary of the vesting commencement date and with respect to 1/48th of the total number of shares subject to the option on each monthly anniversary thereafter, subject to the applicable holder’s continued service through the applicable vesting date.

(3)

Represents RSUs which vest with respect to 1/4th of the RSUs on each anniversary of the vesting commencement date, subject to the applicable holder’s continued service through the applicable vesting date.

(4)

Represents stock options which vest with respect to 1/48th of the total number of shares subject to the option on each monthly anniversary of the vesting commencement date, subject to the applicable holder’s continued service through the applicable vesting date.

2018 Option Exercises and Stock Vested

The following table summarizes the stock options exercised and stock awards vested during the year ended December 31, 2018, and the value realized upon exercise or vesting by our NEOs.

	Options Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($)(2)
Dr. Jayson D.A. Dallas	—	—	—	—
Dr. Stephen G. Dilly	300,000	8,568,873	—	—
Eric H. Bjerkholt	—	—	—	—
Dr. Daniel C. Adelman	36,717	1,048,270	—	—
Douglas T. Sheehy	11,990	249,279	—	—
Susan E. Barrowcliffe	115,000	3,639,260	—	—

(1)	Amounts are calculated by multiplying the number of underlying shares exercised by the market price of the shares on the exercise date, net of the exercise price.
(2)	Amounts are calculated by multiplying the number of shares vested by our closing stock price on the date of vesting.

Pension Benefits and Nonqualified Deferred Compensation Plans

We do not have any plans with any of our NEOs that provide for payments or other benefits at, following, or in connection with retirement. We also do not have any defined contribution or other plan with any of our NEOs that provides for the deferral of compensation on a basis that is not tax-qualified.

Potential Payments Upon Termination or Change in Control

Executive Employment Agreements

Under the employment agreements with each of our NEOs (other than Dr. Dilly), in the event that the applicable executive is terminated by us without “cause” or resigns for “good reason”, then in exchange for providing us a general release of claims, the executive is entitled to receive (i) continued base salary payments for nine months or, in the case of Dr. Dallas, twelve months, (ii) reimbursement of premiums for (or, in the case of Ms. Barrowcliffe, if she receives private medical insurance, provision of) continued healthcare coverage for nine months or, in the case of Dr. Dallas, twelve months, (iii) six months’, or in the case of Dr. Dallas, twelve months’, accelerated vesting of equity awards, including stock options, held by the executive (with any vested stock options remaining exercisable for up to twelve months after his termination of employment or resignation), and (iv) in the case of Dr. Dallas only, his new hire stock option and RSU awards will accelerate in full.

If the termination or resignation occurs during the period commencing three months prior to a change in control and ending twelve months after a change in control, then, in lieu of the foregoing benefits, each executive is entitled to receive (a) a cash lump sum payment equal to one times, or in the case of Dr. Dallas, one and one-half times, the sum of the executive’s base salary and target bonus, (b) reimbursement of premiums for (or, in the case of Ms. Barrowcliffe, if she receives private medical insurance, provision of) continued healthcare coverage for twelve months or, in the case of Dr. Dallas, eighteen months, and (c) full accelerated vesting of each equity award, including stock options, held by the executive (with any vested stock options remaining exercisable for up to twelve months following such termination or resignation).

The employment agreements (other than Ms. Barrowcliffe’s) also include a Section 280G “best pay” provision, which provides that if any amount received by the executive pursuant to the agreement or otherwise that would be subject to the excise tax imposed by Section 4999 of the Code, the executive would receive the full amount of the payments and benefits or an amount reduced so that no portion would be subject to the excise tax, whichever would result in the largest payment to the executive on an after-tax basis.  In addition, any severance payable to Ms. Barrowcliffe is reduced by any amounts paid in lieu of notice.

Under Dr. Dallas’ employment agreement, in the event of Dr. Dallas’ death, his new hire stock option and RSU awards will accelerate in full, and in the event of Dr. Dallas’ termination due to permanent disability, he will receive 12 months’ accelerated vesting of his new hire stock option and RSU awards, subject to his execution and delivery of a release of claims.

For the purposes of the employment agreements, “cause” means any of the following events: (a) the executive’s theft, dishonesty or falsification of any employment or company records that is non-trivial in nature; (b) the executive’s malicious or reckless disclosure of our confidential or proprietary information or any material breach by the executive of his obligations under the proprietary information and invention assignment agreement with us; (c) the conviction of the executive of a felony (excluding motor vehicle violations) or the commission of gross negligence or willful misconduct, where a majority of the non-employee members of our Board reasonably determines that such act or misconduct has (i) seriously undermined the ability of the Board or management to entrust the executive with important matters or otherwise work effectively with the executive, (ii) substantially contributed to our loss of significant revenues or business opportunities, (iii) significantly and detrimentally affected our business or reputation; and/or (d) the willful failure or refusal by the executive to follow the reasonable and lawful directives of our Board, provided such willful failure or refusal continues after the executive’s receipt of reasonable notice in writing of such failure or refusal and a reasonable opportunity of not less than 30 days to correct the problem, or (iv) solely for Ms. Barrowcliffe, a termination without notice.

The employment agreements provide that “good reason” means any of the following are undertaken without the executive’s prior written consent: (a) a material diminution in the executive’s authority, duties, or responsibilities which substantially reduces the nature or character of the executive’s position with us; (b) a material reduction by us of the executive’s base salary as in effect immediately prior to such reduction; (c) a relocation of the executive’s principal office to a location that increases the executive’s one-way commute by more than thirty-five (35) miles; or (d) any material breach by us of any provision of the executive’s employment agreement, in each case, subject to notice and cure requirements.

The employment agreements provide for “change in control” to have the same definition as in the Company’s 2015 Equity Incentive Award Plan.

Estimated Potential Payments

The following table shows the payments and benefits that would be made to our NEOs assuming a termination without cause or a resignation for good reason (each, a “Qualifying Termination”), a Qualifying Termination within the period commencing three months prior to and ending 12 months following a change in control, and for Dr. Dallas, terminations due to death and disability, in each case, assuming the triggering events occurred on December 31, 2018.  Dr. Dilly is not included in the tables below, as he would not have been entitled to receive any payments or benefits upon a termination on December 31, 2018.

Name	Base Salary and Target Bonus ($)	COBRA Premiums/ Continued Healthcare ($)	Equity Acceleration ($)(1)	Extended Option Exercise Period ($)(2)	Total Potential Payments ($)(3)
Dr. Jayson D.A. Dallas
Qualifying Termination	535,000	37,428	358,800	249,355	1,180,583
Qualifying Termination in Connection with a CIC	1,284,000	56,141	1,435,200	997,420	3,772,761
Death Disability	—	—	1,435,200	997,420	2,432,620
Permanent Disability	—	—	358,800	374,032	732,832
Eric H. Bjerkholt
Qualifying Termination	388,125	26,406	207,268	406,293	1,028,092
Qualifying Termination in Connection with a CIC	579,600	35,208	929,850	805,420	2,350,078
Dr. Daniel C. Adelman
Qualifying Termination	310,500	13,957	494,018	240,161	1,058,636
Qualifying Termination in Connection with a CIC	579,600	18,609	1,602,450	457,789	2,658,448
Douglas T. Sheehy
Qualifying Termination	322,950	28,071	393,450	161,837	906,308
Qualifying Termination in Connection with a CIC	602,840	37,428	1,388,774	394,735	2,423,777
Susan E. Barrowcliffe
Qualifying Termination	281,235	2,518	747,630	253,221	1,284,604
Qualifying Termination in Connection with a CIC	426,794	3,358	1,169,891	503,994	2,104,037

(1)

With respect to options, the value of equity acceleration was calculated by (i) multiplying the number of accelerated shares of common stock underlying the options by $23.92, the closing trading price of our common stock on December 31,2018 and (ii) subtracting the exercise price for the options.  With respect to RSUs, the value of equity acceleration was calculated by multiplying the number of accelerated RSUs by $23.92, the closing trading price of our common stock on December 31, 2018.

(2)

Amount represents the incremental aggregate value due to the extension of the option exercise period and was calculated by multiplying the number of accelerated shares of common stock underlying the options by the difference between the Black-Scholes value of an option with a one-year exercise period and a three-month exercise period.

(3)

Amounts shown are the maximum potential payment the NEO would have received as of December 31, 2018. Amounts of any reduction pursuant to the 280G best pay provision, if any, would be calculated upon actual termination of employment.

Compensation Risk Assessment

Consistent with the SEC’s disclosure requirements, we have assessed our compensation programs for all employees. We have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us. In consultation with Radford, we have evaluated our executive and employee compensation and benefits programs to determine if these programs’ provisions and operations create undesired or unintentional risk of a material nature. The risk assessment process includes a review of program policies and practices; analysis to identify risks and risk controls related to our compensation programs; and determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward, the effectiveness of our risk controls and the impacts of our compensation programs and their risks to our strategy. In 2018, our assessment focused on the following areas: (i) philosophy and peer group development; (ii) total direct compensation and benchmarking; (iii) incentive plan risk; (iv) equity plan risk; (v) change in control polices; (vi) plan re-evaluation frequency; and (v) institutional investor risk. In relation to this, we believe that our incentive compensation arrangements provide incentives that do not encourage risk taking beyond our ability to effectively identify and manage significant risks and are compatible with effective internal controls and our risk management practices.

The Compensation Committee monitors our compensation programs on an annual basis and expects to make modifications as necessary to address any changes in our business or risk profile.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing information about the relationship of the annual total compensation of our employees and the annual total compensation of our Chief Executive Officer. For 2018, our last completed fiscal year, the total compensation in 2018 of our Chief Executive Officer was approximately 39 times the median total compensation in 2018 of all of our other employees (the “Pay Ratio”). The median of the annual total compensation of all employees of our Company (other than our Chief Executive Officer) was $245,775 and the annual total compensation of our Chief Executive Officer was $9,494,456.

The Company chose December 1, 2018 as the date for establishing the employee population used in identifying the median employee. We identified the median employee using annual base salary or annual wages as of December1, 2018 for each of our U.S. and non-U.S. employees, all of whom were permanent, full-time employees. We captured all employees as of December 1, 2018, consisting of approximately 205 individuals globally, with approximately 81% of these individuals located in the U.S. and approximately 19% located outside of the U.S. Earnings of our employees outside the U.S. were converted to U.S. dollars using the spot exchange rate as of December 31, 2018. No cost-of-living adjustments were made. Because we had a Chief Executive Officer transition in 2018, in accordance with SEC rules, we have elected to annualize Dr. Dallas’ compensation for the period he served as our Chief Executive Officer in order to determine the total annual compensation of our Chief Executive Officer for purposes of the Pay Ratio.  This amount therefore differs from the total 2018 compensation set forth for Dr. Dallas in the Summary Compensation Table.  The annual total compensation of the median employee and the annual total compensation of our CEO were otherwise calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

Equity Compensation Plan Information

The following table provides certain information as of December 31, 2018, with respect to all of our equity compensation plans in effect on that date.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plan Approved by Stockholders (1)(2)(3)	7,442,960	(4)	$20.08	(5)	6,149,326	(6)
Equity Compensation Plan Not Approved by Stockholders	—		—		—

(1)	Includes the 2015 Equity Incentive Award Plan, the 2013 Stock Plan, as amended, and the 2015 Employee Stock Purchase Plan.

(2)

The 2015 Equity Incentive Award Plan contains an “evergreen” provision, pursuant to which the number of shares of common stock reserved for issuance or transfer pursuant to awards under the 2015 Equity Incentive Award Plan shall be increased on the first day of each year beginning in 2016 and ending in 2025, equal to the lesser of (A) four percent (4.0%) of the shares of common stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year and (B) such smaller number of shares of stock as determined by our Board; provided, however, that no more than 35,000,000 shares of stock may be issued upon the exercise of incentive stock options.

(3)

The 2015 Employee Stock Purchase Plan contains an “evergreen” provision, pursuant to which the maximum number of shares of our common stock authorized for sale under the 2015 Employee Stock Purchase Plan shall be increased on the first day of each year beginning in 2016 and ending in 2025, equal to the lesser of (A) one percent (1.0%) of the shares of common stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year and (B) such number of shares of common stock as determined by our Board; provided, however, no more than 8,000,000 shares of our common stock may be issued thereunder.

(4)	Consists of 7,133,113 shares of common stock underlying outstanding options, 309,847 shares of common stock underlying outstanding restricted stock units.

(5)

Represents the weighted average exercise price of outstanding options and is calculated without taking into account the 309,847 shares of common stock subject to outstanding restricted stock units that become issuable without the payment of a purchase price as those units vest.

(6)

Includes 1,784,363 shares that were available for future issuance as of December 31, 2018 under the 2015 Employee Stock Purchase Plan (of which up to 114,192 shares may be issued under the offering period in effect as of December 31, 2018, which offering period ends on May 15, 2019).

INFORMATION ABOUT STOCK OWNERSHIP

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information as to the beneficial ownership of our common stock as of April 1, 2019 for:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;
•	each named executive officer as set forth in the summary compensation table above;
•	each of our directors; and
•	all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of April 1, 2019 are deemed to be outstanding and to be beneficially owned by the person holding the stock options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Percentage ownership of our common stock in the table is based on 62,469,685 shares of our common stock issued and outstanding on April 1, 2019. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and Schedules 13G, if any, filed with the SEC. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Aimmune Therapeutics, Inc., 8000 Marina Blvd., Suite 300, Brisbane, California 94005.

	Shares of Common Stock Beneficially Owned(1)
Name of Beneficial Owner	Common Stock	Securities Exercisable Within 60 Days	Number of Shares Beneficially Owned	Percentage
5% Stockholders:
Nestle Health Science US Holdings, Inc. (2)	11,727,113	—	11,727,113	18.77%
Longitude Venture Partners II, L.P. (3)	6,013,134	—	6,013,134	9.63%
Foresite Capital Fund II, L.P. (4)	3,678,471	—	3,678,471	5.89%
NEOs and Directors:
Dr. Jayson D.A. Dallas(5)	3,650	—	3,650	*
Gregory Behar (6)	—	61,675	61,675	*
Patrick G. Enright (7)	6,036,003	166,775	6,202,778	9.90%
Kathryn E. Falberg (8)	124,894	48,505	173,399	*
Mark T. Iwicki (9)	29,375	188,294	217,669	*
Dr. Brett K. Haumann (10)	-	-	-	*
Mark D. McDade (11)	16,660	153,347	170,007	*
Stacey D. Seltzer (12)	29	100,926	100,955	*
Dr. Stephen G. Dilly (13)	470,102	625,942	1,096,044	1.74%
Dr. Daniel C. Adelman (14)	1,511	189,322	190,833	*
Eric H. Bjerkholt (15)	11,621	157,031	168,652	*
Douglas T. Sheehy (16)	5,821	88,439	94,260	*
Susan E. Barrowcliffe (17)	10,886	185,431	196,317	*
All executive officers and directors as a group (15 persons) (18)	6,718,687	2,166,845	8,885,532	13.75%

*	Represents beneficial ownership of less than one percent of the outstanding shares of common stock.

(1)

Represents shares of common stock held and options held by such individuals that were exercisable within 60 days of April 1, 2019. Includes shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account. Reported numbers do not include options that vest more than 60 days after April 1, 2019.

(2)

As reported on Schedule 13D filed with the SEC on November 28, 2018. The shares are held by Nestle Health Science US Holdings, Inc. Nestle Health Science US Holdings, Inc. is a wholly-owned subsidiary of NIMCO US, Inc., which is a wholly-owned subsidiary of Nestle S.A., a publicly-traded company. Each of these entities may be deemed to share voting and investment power with respect to all shares held by Nestle Health Science US Holdings, Inc. Each of NIMCO US, Inc. and Nestle S.A. disclaims beneficial ownership of such shares except to the extent of its pecuniary interest therein. The address of Nestle Health Science US Holdings, Inc. is 383 Main Avenue, 5th Floor, Norwalk, CT  06851.

(3)

As reported on Schedule 13G/A filed with the SEC on March 5, 2019 and the Statement of Change in Beneficial Ownership on Form 4 filed with the SEC on December 1, 2016, in each case, by Longitude Venture Partners II, L.P. (“Longitude Venture II”), Longitude Capital Partners II, LLC (“Longitude Capital II”), Patrick G. Enright and Juliet Tammenoms Bakker. Longitude Venture Partners holds 6,013,134 shares of common stock. Longitude Capital II is the general partner of Longitude Venture II. Longitude Capital II and Longitude Venture II may be deemed to have sole voting, investment and dispositive power over the shares held by Longitude Venture II. Patrick G. Enright and Juliet Tammenoms Bakker are the managing members of Longitude Capital II and in their capacity as such, may be deemed to exercise shared voting and investment power with respect to such shares. Each of Ms. Bakker and Mr. Enright disclaim beneficial ownership of such shares except to the extent of his or her pecuniary interest therein. The address of Longitude Venture Partners II, L.P. is to 2740 Sand Hill Road, Menlo Park, CA 94025.

(4)

As reported on Schedule 13G/A filed with the SEC on March 5, 2019 by Foresite Capital Fund II, L.P. (“Foresite Capital II”), Foresite Capital Management II, LLC (“Foresite Management II”), Foresite Capital Fund III, L.P. (“Foresite Capital III”), Foresite Capital Management III, LLC (“Foresite Management III”), and James Tananbaum. Foresite Capital II holds 3,678,471 shares of common stock. Foresite Management II is the general partner of Foresite Capital II. Foresite Management II may be deemed to have sole voting, investment and dispositive power over the shares held by Foresite Capital II. Foresite Capital III holds 709,822 shares of common stock. Foresite Management III is the general partner of Foresite Capital III. Foresite Management III may be deemed to have sole voting, investment and dispositive power over the shares held by Foresite Capital III. James Tananbaum is the managing member of Foresite Management II and Foresite Management III and in his capacity as such, may be deemed to exercise sole voting and investment power with respect to such shares. The address of Foresite Capital Fund II, L.P. and Foresite Capital Fund III, L.P. is 600 Montgomery Street, Suite 45100, San Francisco, CA 94111.

(5)	Represents 3,650 shares of common stock held.
(6)	Represents shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of April 1, 2019.
(7)

Consists of (a) 22,869 shares of common stock, (b) 166,775 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of April 1, 2019, and (c) the securities beneficially owned by Longitude Venture Partners II, L.P. as set forth in footnote (3). Mr. Enright disclaims beneficial ownership of the shares listed in footnote (3), except to the extent of his pecuniary interest therein.

(8)	Consists of (a) 124,894 shares of common stock and (b) 48,505 shares of common stock that may be acquired pursuant to the exercise of stock options with 60 days of April 1, 2019.
(9)	Consists of (a) 29,375 shares of common stock and (b) 188,294 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of April 1, 2019.
(10)

Dr. Haumann was elected as a Class II director by the Board on October 31, 2018.  In connection with his election, he became entitled to receive compensation in accordance with our Director Compensation Program, including the Initial Equity Grant; however, he declined to receive such compensation absent a change in his U.S. visa status that allows him to accept the compensation.

(11)	Consists of (a) 16,660 shares of common stock and (b) 153,347 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of April 1, 2019.
(12)

Consists of (a) 29 shares of common stock and (b) 100,926 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of April 1, 2019, for which Ms. Seltzer disclaims beneficial ownership of, including any pecuniary interest therein, as a result of an existing contractual relationship between Ms. Seltzer and Aisling Capital.

(13)

Consists of (a) 470,102 shares of common stock, and (b) 625,942 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of April 1, 2019. Of such 470,102 shares of common stock, (x) 315,308 shares are held by Dr. Dilly individually, (y) 41,075 shares are held by Stephen G. Dilly and Edwina Lynette Mullens as Trustees of the Frederick S W Dilly Trust, 25,532 shares are held by Stephen G. Dilly and Edwina Lynette Mullens as Trustees of The Dilly Family Trust (the “Family Trust”), 41,075 are held by Stephen G. Dilly and Edwina Lynette Mullens as Trustees of the Harriet F. L. Dilly Trust, 12,009 shares are held by Stephen G. Dilly, as Trustee of The Stephen G. Dilly 2016 Grantor Retained Annuity Trust dated August 12, 2016 (the “Dilly Trust”),  and (z)12,009 shares are held by Edwina Lynette Mullens, as Trustee of The Edwina Lynette Mullens 2016 Grantor Retained Annuity Trust dated August 12, 2016 (the “Mullens Trust”). Dr. Dilly and Ms. Mullens have joint voting, investment and dispositive power over the shares held by the Frederick S W Dilly Trust, the Family Trust and the Harriet F.L. Dilly Trust. Dr. Dilly has sole voting, investment and dispositive power over the shares held by the Dilly Trust. Ms. Mullens has sole voting, investment and dispositive power over the shares held by the Mullens Trust. Dr. Dilly disclaims beneficial ownership of the shares held by the Frederick S W Dilly Trust, the Harriet F. L. Dilly Trust and the Mullens Trust.

(14)      Consists of (a) 2,344 shares of common stock and (b) 189,322 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of April 1, 2019.

(15)	Consists of (a) 12,454 shares of common stock and (b) 157,031 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of April 1, 2019.
(16)	Consists of (a) 8,704 shares of common stock and (b) 88,439 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of April 1, 2019.
(17)	Consists of (a) 11,789 shares of common stock and (b) 185,431 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of April 1, 2019.
(18)

Consists of (i) the shares described in notes 5 through 16 above, (ii) 129 shares of common stock and (iii) 155,845 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of April 1, 2019.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with during the year ended December 31, 2018.

ADDITIONAL INFORMATION

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

Brokers with account holders who are Aimmune stockholders may be “householding” our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or the Company that you no longer wish to participate in “householding.”

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may (1) notify your broker, (2) direct your written request to: 8000 Marina Blvd., Suite 300, Brisbane, California 94005 or (3) request from the Company by calling 650-614-5220. Stockholders who currently receive multiple copies of this Proxy Statement at their address and would like to request “householding” of their communications should contact their broker. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Form 10-K, Proxy Statement, Proxy Card or Notice of Internet Availability of Proxy Materials to a stockholder at a shared address to which a single copy of the documents was delivered.

Other Matters

As of the date of this Proxy Statement, the Board does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the Annual Meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in the discretion of the proxy holder.

We have filed our Annual Report on Form 10-K for the year ended December 31, 2018 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Upon written request by a Aimmune stockholder, we will mail without charge a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the Annual Report on Form 10-K. Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to the Corporate Secretary, 8000 Marina Blvd., Suite 300, Brisbane, California 94005.

By Order of the Board of Directors

/s/ Jayson Dallas
Jayson D.A. Dallas, M.D.
President and Chief Executive Officer

April 10, 2019

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MACKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY E42980-P07393 ! ! ! For All Withhold All For All Except For Against Abstain ! ! ! To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. AIMMUNE THERAPEUTICS, INC. 8000 MARINA BLVD. SUITE 300 BRISBANE, CA 94005 VOTE BY INTERNET - www.proxyvote.com/aimt Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by the Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. AIMMUNE THERAPEUTICS, INC. 2. To ratify the selection, by the Audit Committee of the Company’s Board of Directors, of KPMG LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2018. 3. To approve the compensation of the named executive officers as disclosed in the Company's proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. 4. To recommend, on a non-binding, advisory basis, the frequency of future advisory votes on the compensation of our named executive officers. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. 01) Patrick G. Enright 02) Kathr yn E. Falberg 1. Election of Directors to hold office until the Company's 2021 annual meeting of stockholders. Nominees: The Board of Directors recommends you vote FOR the following: The Board of Directors recommends you vote FOR the following proposals: The Board of Directors recommends you vote 1 YEAR on the following proposal: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. ! ! ! ! ! ! ! 1 Yea

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com/aimt. E42981-P07393 AIMMUNE THERAPEUTICS, INC. Annual Meeting of Stockholders May 23, 2018 9:00 AM Pacific Time This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Stephen G. Dilly and Douglas T. Sheehy, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of stock of AIMMUNE THERAPEUTICS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, Pacific Time on May 23, 2018, at 8000 Marina Boulevard, Suite 300, Brisbane, CA 94005, and any adjournment or postponement thereof. This Proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this Proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side